Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 24, 2012

among

HSN, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

BARCLAYS BANK PLC,

each as a Syndication Agent,

BRANCH BANKING AND TRUST COMPANY,

REGIONS BANK

and

UNION BANK, N.A.

each as a Documentation Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC

and

BARCLAYS BANK PLC

as Joint Lead Arrangers and Joint Book Managers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

Page
SCHEDULES

Schedule 1.01A	Existing Letters of Credit
Schedule 1.01B	Closing Date Guarantors
Schedule 1.01C	Mandatory Cost
Schedule 1.01D	Lenders and Commitments
Schedule 6.12	Subsidiaries
Schedule 7.08	Insurance
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 8.09	Existing Affiliate Transactions
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 1.01A	Form of Funding Indemnity Letter
Exhibit 1.01B	Form of Pledge Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 2.13-3	Form of Term Note
Exhibit 3.01(e)-1-4	Forms of U.S. Tax Compliance Certificates
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of April 23, 2012, among HSN, INC., a Delaware corporation (the “Borrower”), the Guarantors identified herein, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Borrower and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the Property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means either of the Administrative Agent or the Collateral Agent.

“Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the sum of such Lender’s respective Revolving Commitment and such Lender’s respective Term Loan Commitment and the denominator of which is the Aggregate Commitments, subject to adjustment in connection with Incremental Loan Facilities.

“Aggregate Commitments” means the aggregate principal amount of the Revolving Commitments and Term Loan Commitments.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a)(i).

“Aggregate Term Loan Committed Amount” has the meaning provided in Section 2.01(d).

“Alternative Currency” means each of Euros, Canadian Dollars, Sterling and Yen.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $125,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means the following percentages per annum:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS, TERM LOANS,

SWINGLINE LOANS, LETTER OF CREDIT FEES AND COMMITMENT FEES

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fees
I	Less than 1.0 to1.0	1.500%	0.500%	0.250%
II	Greater than or equal to 1.0 to 1.0, but less than 1.5 to 1.0	1.625%	0.625%	0.275%
III	Greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0	1.750%	0.750%	0.300%
IV	Greater than or equal to 2.0 to 1.0, but less than 2.5 to 1.0	2.000%	1.000%	0.350%
V	Greater than or equal to 2.5 to 1.0	2.250%	1.250%	0.400%

Applicable Percentages for Revolving Loans, Term Loans, Swingline Loans, Letter of Credit Fees and Commitment Fees will be based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b). Any increase or decrease in such Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective on the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if (i) a Compliance Certificate is not delivered when due in accordance with such Section or (ii) an Event of Default pursuant to Section 9.01(a), (f) or (h) has occurred and is continuing, then, in the case of clause (i) pricing level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof, and in the case of clause (ii) pricing level V shall apply as of the first Business Day after the occurrence of such Event of Default until the first Business Day immediately following the cure or waiver of such Event of Default. The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the first full fiscal quarter ending after the Closing Date shall be determined based upon pricing level I for Revolving Loans, Term Loans, Swingline Loans, Letter of Credit Fees and Commitment Fees.

The Applicable Percentage for each Incremental Term Loan shall be as set forth above with respect to Term Loans unless otherwise determined in accordance with Section 2.01(g).

Determinations by the Administrative Agent of the appropriate pricing level shall be conclusive absent manifest error.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.01 or 7.02 is shown to be inaccurate (regardless of whether this Credit Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest, fees and other amounts owing as a result of such increased Applicable Percentage for such Applicable Period, which payments shall be promptly applied by the Administrative Agent in accordance with Section 2.11. The rights of the Administrative Agent, the Lenders and the L/C Issuers pursuant to this paragraph are in addition to rights of the Administrative Agent, the Lenders and the L/C Issuers, as the case may be, with respect to Sections 2.03(c)(iii), 2.08(b) or 2.09 or under Article IX and other of their respective rights under the Credit Documents.

“Applicable Period” has the meaning provided in the definition of Applicable Percentage.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currency” means each of Dollars and each Alternative Currency.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, and (c) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“BAML Fee Letter” means the letter agreement, dated March 5, 2012, among the Borrower, Bank of America and MLPFS.

“Bank of America” means Bank of America, N.A. and its successors.

“Barclays” means Barclays Bank PLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning provided in the recitals hereto.

“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing or a Term Loan Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York (a “NY Business Day”) and:

(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan, means any such NY Business Day which is also a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such NY Business Day which is also a day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such NY Business Day which is also a day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to customary documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (with such documents being hereby consented to by all Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(b) Dollar-denominated time deposits, money market deposits and certificates of deposit of (i) any Lender that accepts such deposits in the ordinary course of such Lender’s business, (ii) any commercial bank of recognized standing that is organized under the Laws of the United States, any state thereof or the District of Columbia and has capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least “A-1” (or the then equivalent grade) or from Moody’s is at least “Prime-1” (or the then equivalent grade), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition;

(c) commercial paper issued by any issuer organized under the laws of the United States, any state thereof or the District of Columbia bearing at least an “A-1” (or the then equivalent grade) rating by S&P or a “Prime-1” (or the then equivalent grade) by Moody’s and maturing within two hundred seventy (270) days of the date of acquisition;

(d) repurchase agreements entered into by the Borrower with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations;

(e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500,000,000 and the portfolios of which are limited generally to Investments of the character, quality and maturity described in the foregoing subclauses hereof;

(f) shares of mutual funds if not less than 95% of such funds’ investments satisfy the provisions of clauses (a) through (e) above;

(g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(i) in the case of any Subsidiary described in clause (a) of the definition of “Foreign Subsidiary,” short-term investments of comparable credit quality and tenor to those referred to in clauses (a) through (h) above which are customarily used for cash management purposes in any country in which such Subsidiary operates.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of forty percent (40%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis;

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by a Permitted Holder or by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one (1) or more directors by or on behalf of the board of directors); or

(c) a “change of control” or any comparable term under, and as defined in, any of the documentation relating to the Senior Notes shall have occurred.

“Closing Date” means the date all of the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the Lenders, the Hedge Banks and the Treasury Management Banks under any of the Collateral Documents, or any successor collateral agent.

“Collateral Documents” means the Pledge Agreement and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations (including, without limitation, any documents executed and delivered in connection with the provision of Cash Collateral). Notwithstanding the foregoing, no Treasury Management Agreement or Swap Contract shall be considered to be a Collateral Document.

“Collateral Release Event” means, at any time, the satisfaction of each of the following conditions:

(a) the Moody’s Rating is Baa3 (with a stable or better outlook) or a higher rating (regardless of outlook); and

(b) the S&P Rating is BBB- (with a stable or better outlook) or a higher rating (regardless of outlook).

“Collateral Release Period” means the period of time commencing on the occurrence of a Collateral Release Event and continuing until the reinstatement of Collateral pursuant to Section 11.22(b) upon the occurrence of a Collateral Trigger Event.

“Collateral Trigger Event” means the occurrence of either of the following events after a Collateral Release Event:

(a) both (i) the Moody’s Rating is Baa3 with a negative outlook or a lower rating (regardless of outlook) and (ii) the S&P Rating is BBB- with a negative outlook or a lower rating (regardless of outlook); or

(b) one or both of the Moody’s Rating and the S&P Rating is unavailable.

“Commercial Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date (ii) in the case of the Letters of Credit, the L/C Expiration Date or (iii) in the case of the Term Loans, the Term Loan Termination Date, or (b) in the case of the Revolving Loans, Swingline Loans, Letters of Credit and Term Loans, the date on which the applicable Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitments, the L/C Commitments, the Swingline Commitment and the Term Loan Commitments.

“Communications Law” means the Federal Communications Act of 1934, as amended, and the respective rules and regulations thereunder and thereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, without duplication, for any period for the Consolidated Group, Consolidated Net Income in such period plus (A) in each case solely to the extent decreasing Consolidated Net Income in such period (without duplication): (a) Consolidated Interest Expense, (b) provision for taxes, to the extent based on income or profits, (c) amortization and depreciation, (d) the amount of all expenses incurred in connection with the closing and funding of this Credit Agreement (whether or not funding occurs as of the Closing Date), (e) the amount of all non-cash deferred compensation expense, (f) the amount of all expenses associated with the extinguishment of Indebtedness permitted hereunder, including, but not limited to, the repayment of Indebtedness under the Senior Notes or under any credit facility refinanced with the proceeds hereof, (g) any losses from sales of Property, other than from sales in the ordinary course of business, (h) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to GAAP, (i) any non-cash expense recorded with respect to stock options or other equity-based compensation not otherwise covered under clause (e) above, (j) any extraordinary loss in accordance with GAAP, (k) any costs or expenses incurred or written off in connection with any Acquisition or Investment permitted hereby, (l) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount of any such losses or expenses in cash shall not exceed $6,000,000 in such period, (m) Pro Forma Cost Savings for such period, (n) any non-cash loss related to discontinued operations and (o) any other non-cash charges (other than write-offs or write-downs of inventory or accounts receivable); provided that, in the case of any non-cash charges referred to in this clause (A), such non-cash charges shall only be added to Consolidated Net Income if they do not represent a cash item in any future period; minus (B) in each case solely to the extent increasing Consolidated Net Income in such period: (a) any extraordinary gain in accordance with GAAP, (b) any nonrecurring or other unusual item of gain or income (including write-ups of assets), other than any write-up of inventory or accounts receivable, (c) any gains from sales of Property, other than from sales in the ordinary course of business, (d) any non-cash gain related to discontinued operations and (e) the aggregate amount of all other non-cash items increasing Consolidated Net Income. Consolidated EBITDA shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four (4) consecutive fiscal quarters then ending, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense. For purposes of calculating the denominator of the Consolidated Interest Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Interest Expense” means, for any period, the sum of the total interest expense of the Consolidated Group (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under capital leases determined on a consolidated basis; provided that the amortization of deferred financing, legal and accounting costs with respect to this Credit Agreement and the Senior Notes shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein.

“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss), determined on a consolidated basis (after any deduction for minority interests) in accordance with GAAP, provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to a member of the Consolidated Group during such period, (b) the net income of any Subsidiary of the Borrower (other than a Guarantor) that is not distributed to the Borrower or a Guarantor shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary and (c) the cumulative effect of any change in accounting principles shall be excluded.

“Consolidated Total Assets” means the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Borrower required to have been delivered pursuant to Section 7.01(a) or (b) or, for the period prior to the time any such statements are required to be so delivered pursuant to Section 7.01(a) or (b), as shown on the balance sheet of the Borrower and its Subsidiaries for December 31, 2011.

“Consolidated Total Funded Debt” means, without duplication, at any time, the principal amount of all Funded Debt of the Consolidated Group at such time determined on a consolidated basis (it being understood and agreed that (a) outstanding undrawn commercial letters of credit in an aggregate face amount not to exceed $75,000,000 shall not constitute Funded Debt, (b) standby letters of credit shall constitute Funded Debt, (c) all outstanding undrawn commercial letters of credit in an aggregate face amount in excess of $75,000,000 shall constitute Funded Debt and (d) all drawn and unreimbursed letters of credit shall constitute Funded Debt).

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letters, the Issuer Documents, the Joinder Agreements, the Revolving Lender Joinder Agreements and the Incremental Term Loan Joinder Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Credit Parties” means the Borrower and each Subsidiary of the Borrower that is a party to a Credit Document.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Loan Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loan Obligations plus two percent (2%) per annum; (b) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Percentage, if any, applicable to such Loans plus the Mandatory Cost, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of any Revolving Lender, in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the debtor-subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock (or other equity interest) in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (but excluding the making of any Investment pursuant to Section 8.02).

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of Qualified Capital Stock) prior to the date that is the first anniversary of the Final Maturity Date or (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, in each case prior to the date that is the first anniversary of the Final Maturity Date (other than upon payment in full of the Loan Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of the Commitments).

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the

Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means any Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.” Eurodollar Rate Loans may be denominated in any Approved Currency.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Property” means Capital Stock otherwise required to be pledged pursuant to the Pledge Agreement to the extent either (a) the Administrative Agent shall reasonably determine that the costs of obtaining such pledge are excessive in relation to the value of the security afforded thereby, (b) the granting or perfecting of a security interest therein in favor of the Collateral Agent would violate any applicable Law, or (c) such Capital Stock is acquired after the Closing Date (other than Capital Stock in a Subsidiary issued or acquired after such Person became a Subsidiary) in accordance with this Credit Agreement and (i) such Capital Stock constitutes less than 100% of all applicable Capital Stock of such Person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Borrower, (ii) the pledge of such Capital Stock would violate a contractual obligation binding on such Capital Stock so long as such contractual obligation (other than a contractual obligation in connection with a joint venture agreement entered into in connection with the acquisition of such Capital Stock) existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Subsidiary or its Capital Stock, (iii) no provision of any applicable Law (including the UCC) renders such contractual obligation or restriction inapplicable or unenforceable, and (iv) the Borrower or applicable Subsidiary shall have been unable, after the use of commercially reasonable efforts, to obtain a consent to such pledge from the other party or parties to such contractual obligation.

“Excluded Sale and Leaseback Transaction” means any Sale and Leaseback Transaction with respect to Property owned by the Borrower or any Subsidiary to the extent such Property is acquired after the Closing Date, so long as such Sale and Leaseback Transaction is consummated within 180 days of the acquisition of such Property.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 25, 2008 among the Borrower, certain Subsidiaries of the Borrower, as guarantors, Bank of America, N.A, as administrative agent and collateral agent, and the lenders party thereto.

“Existing Indenture” means the indenture dated as of July 28, 2008 between the Borrower, as issuer, and the Bank of New York Mellon, as trustee, pursuant to which the Senior Notes have been issued, as supplemented by that certain First Supplemental Indenture dated as of August 20, 2008 among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as Trustee; that certain Second Supplemental Indenture dated as of January 1, 2010 between the Borrower and The Bank of New York Mellon; and that certain Third Supplemental Indenture dated as of April 19, 2012 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as successor trustee.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01A.

“Facility” means the Revolving Credit Facility, the Term Loan Facility or an Incremental Term Loan Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission, and any successor entity performing similar functions.

“FCC Licenses” means all authorizations, licenses and permits issued by the FCC.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the BAML Fee Letter, the JPM Fee Letter and the Wells Fargo Fee Letter.

“Final Maturity Date” means, at any time, the latest of the Revolving Termination Date, the Term Loan Maturity Date and any final maturity date applicable to any outstanding Incremental Term Loans at such time.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means (a) any Subsidiary that is not incorporated, formed or organized under the Laws of the United States of America, any State thereof, or the District of Columbia and (b) any Subsidiary of a Subsidiary described in the foregoing clause (a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Loan Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c) all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments;

(d) the Attributable Principal Amount of capital leases;

(e) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Capital Stock);

(f) Support Obligations in respect of Funded Debt of another Person; and

(g) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum face amount in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f). Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Application therefor, whether or not such maximum face amount is in effect at such time.

“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit 1.01A.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning provided in Section 4.01(a).

“Guarantors” means, (a) as of the Closing Date each Subsidiary of the Borrower listed on Schedule 1.01B and (b) after the Closing Date each other Person that becomes a Guarantor pursuant to the terms hereof, in each case together with its successors; provided, however, in no event shall an Immaterial Subsidiary be required to be a Guarantor hereunder so long as it remains an Immaterial Subsidiary.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” has the meaning provided in the definition of Obligations.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower designated as such in writing by the Borrower that either had assets representing 2.0% or less of the Borrower’s Consolidated Total Assets on, or generated less than 2.0% of the Borrower’s and its Subsidiaries’ total revenues for the four quarters ending on, the last day of the most recent period at the end of which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) or, if such date of determination is prior to the first delivery date under such Sections, on (or, in the case of revenues, for the four quarters ending on) December 31, 2011; provided that if all Subsidiaries that are individually “Immaterial Subsidiaries” have aggregate Consolidated Total Assets that would represent 5.0% or more of the Borrower’s Consolidated Total Assets on such last day or generated 5.0% or more of the Borrower’s and its Subsidiaries’ total revenues for such four fiscal quarters, then such number of Subsidiaries of the Borrower as are necessary shall be designated as ceasing to be Immaterial Subsidiaries so that less than 5.0% of the Borrower’s Consolidated Total Assets and less than 5.0% of the Borrower’s and its Subsidiaries’ total revenues are represented by Immaterial Subsidiaries as of such last day or for such four quarters, as the case may be. Notwithstanding the foregoing, in no event shall any License Subsidiary or any other Subsidiary that holds assets material to the operation of the Borrower and its Subsidiaries constitute an Immaterial Subsidiary regardless of the value of its assets or revenues.

“Incremental Loan Facilities” has the meaning provided in Section 2.01(e).

“Incremental Revolving Commitments” has the meaning provided in Section 2.01(e).

“Incremental Term Loan Facility” means, at any time, any incremental term loan facility established pursuant to Section 2.01(g) in the aggregate principal amount of the outstanding term loans of the Persons that hold such term loans at such time.

“Incremental Term Loan Joinder Agreement” means a lender joinder agreement, in a form reasonably satisfactory to the Administrative Agent, the Borrower and each Lender extending Incremental Term Loans, executed and delivered in accordance with the provisions of Section 2.01(g).

“Incremental Term Loans” has the meaning provided in Section 2.01(e).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) net obligations under Swap Contracts;

(c) Support Obligations in respect of Indebtedness of another Person; and

(d) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (b) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning provided in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and the date of the final principal amortization payment on the Term Loans and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the

Revolving Termination Date and the date of the final principal amortization payment on the Term Loans, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) and, with prior written consent of all applicable Lenders, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period with respect to the Term Loans shall extend beyond any principal amortization payment date for such Loans or the Term Loan Maturity Date, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of or in the Capital Stock, Indebtedness or other equity or debt interest of another Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Property (other than Capital Stock) of another Person or assets of another Person that constitute a division, line of business or business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, loss of use, taking or similar event with respect to any of its Property.

“IP Rights” has the meaning provided in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and any L/C Issuer (or in favor of any L/C Issuer) relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 (or such other form as may be approved by the Borrower and the Administrative Agent), executed and delivered in accordance with the provisions of Section 7.12.

“JPM Fee Letter” means the letter agreement, dated March 5, 2012, among the Borrower, JPMorgan and JPMS.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“JPMS” means J.P. Morgan Securities LLC and its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, Environmental Laws.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing. All L/C Advances shall be denominated in Dollars.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans. Each L/C Borrowing shall be denominated in Dollars.

“L/C Commitment” means, with respect to any L/C Issuer, the commitment of such L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Revolving Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuers” means Bank of America, Wells Fargo, JPMorgan, each other Lender that is listed on the signature pages hereto as a “L/C Issuer” and any other Lender that becomes a L/C Issuer in accordance with the terms hereof (including, without limitation Section 2.03(g)), each in its respective capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, but excluding any Lender that resigns as a L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation); provided that no other Lender shall be obligated to become a L/C Issuer hereunder.

“L/C Obligations” means, at any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit plus the aggregate Dollar Equivalent amount of all Unreimbursed Amounts, including L/C Borrowings. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lead Arrangers” means, collectively, MLPFS, JPMS, WFS and Barclays.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with its successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time provide notice of to the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be (a) a standby letter of credit or (b) a commercial letter of credit which is solely payable at sight.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“License Subsidiary” means a Domestic Subsidiary of the Borrower which (a) is a Guarantor, (b) is formed for the limited purpose of holding FCC Licenses used in the business of the Borrower and its Subsidiaries, (c) does not have any material liabilities other than under the Credit Documents and (d) is not engaged in any substantial business activities other than holding such FCC Licenses.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan, Swingline Loan, Term Loan or Incremental Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means all obligations of the type described in clause (a) of the definition of “Obligations” (including, without limitation, the Revolving Obligations, the Term Loans and Incremental Term Loans).

“Major Acquisition” means any Acquisition (or any series of related Acquisitions) that is permitted hereunder and involves the payment of consideration by the Borrower and its Subsidiaries in excess of $30,000,000.

“Major Disposition” means any Subject Disposition (or any series of related Subject Dispositions) or any Involuntary Disposition (or any series of related Involuntary Dispositions), in each case resulting in the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $30,000,000.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01C.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under this Credit Agreement, the Pledge Agreement, the Notes, the Fee Letters or any other material Credit Document, or a material impairment of the ability of any Credit Party to perform its obligations under this Credit Agreement, the Pledge Agreement, the Notes, the Fee Letters or any other material Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount as may be determined by the Administrative Agent and the applicable L/C Issuers in their reasonable discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, as of any date of determination, the corporate family rating (or any substantially similar successor rating, however styled) of the Borrower and its Subsidiaries as determined by Moody’s.

“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents to or received by the Borrower or any of its Subsidiaries in connection with any Subject Disposition, Involuntary Disposition or incurrence of Indebtedness, net of (a) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, underwriting discounts, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than a Lien granted pursuant to a Credit Document) on such asset, other customary expenses and brokerage, consultant and other customary fees, in each case, actually incurred in connection therewith and directly attributable thereto, (b) all other Taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Borrower and after taking into account any available tax credits or deductions and any tax sharing arrangements); and (c) solely with respect to a Subject Disposition, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (b) above) (i) related to any of the Property Disposed of in such Subject Disposition and (ii) retained by the Borrower or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds from and after the date of such reduction).

For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any Subject Disposition or Involuntary Disposition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

“Notes” means the Revolving Notes, the Swingline Note and the Term Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Swap Contract, to the extent such Swap Contract is otherwise permitted hereunder (each, in such capacity, a “Hedge Bank”) and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Treasury Management Agreement (each, in such capacity, a “Treasury Management Bank”).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to any Credit Document or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swingline Loans occurring on such date; (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts and (d) with respect to the Term Loans or Incremental Term Loans, as applicable, on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans or Incremental Term Loans, as applicable, on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, a L/C Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning provided in Section 11.06(d).

“Participant Register” has the meaning provided in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition; provided that (a) no Default shall have occurred and be continuing or exist immediately after giving effect to such Acquisition, (b) after giving effect on a Pro Forma Basis to the Investment to be made (and any Indebtedness incurred in connection therewith), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of December 31, 2011), the Borrower would be in compliance with Section 8.10 (and if such Acquisition involves consideration greater than $25,000,000, then the Borrower shall deliver a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (b)) and (c) if such Acquisition involves consideration in excess of $25,000,000 (or if the total of all consideration for all Acquisitions since the Closing Date exceeds $50,000,000), all assets acquired in such Acquisition shall be held by the Borrower or a Guarantor and all Persons acquired in such Acquisition shall become Guarantors; provided further that the Borrower may elect to allocate consideration expended in such Acquisition for Property to be held by members of the Consolidated Group that are not the Borrower or Guarantors or Acquisitions of Subsidiaries that are not Guarantors to Investments made pursuant to Section 8.02(k), so long as capacity to make such Investments pursuant to such Section is available at the time of such allocation (and any consideration so allocated shall reduce capacity for Investments pursuant to such Section to the extent that capacity for such Investments are limited by such Section), and to the extent such consideration is in fact so allocated to such Section in accordance with the foregoing requirements, such consideration shall not count toward the $25,000,000 and $50,000,000 limitations set forth in this clause (iii).

“Permitted Business” means the businesses of the Borrower and its Subsidiaries conducted on the Closing Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension thereof.

“Permitted Holders” means each of (a) Barry Diller and (b) Liberty Media Corporation, and, in each case, such Person’s Affiliates and any group with respect to which any such Persons (including Affiliates) collectively exercise a majority of the voting power.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Pledge Agreement” means the pledge agreement substantially in the form of Exhibit 1.01B (it being understood that the pledgors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent) given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Pro Forma Basis” means, with respect to any Major Disposition, Major Acquisition or Incremental Loan Facilities, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants and conditions hereunder and the definition of “Immaterial Subsidiary,” that such Major Disposition, Major Acquisition or Incremental Loan Facilities shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof, after giving effect to the Pro Forma Cost Savings (without duplication). Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Major Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Major Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Major Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Major Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Major Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Pro Forma Cost Savings” means, with respect to any period, without duplication, the reduction in net costs and related adjustments that (a) are directly attributable to a Major Acquisition or Major Disposition that occurred during such period and calculated on a basis that is consistent with Regulation S-X, as amended and in effect and applied as of the date hereof, or (b) relate to (i) the business that is the subject of a Major Acquisition or Major Disposition or (ii) the business of the Borrower and its Subsidiaries arising from any such Major Acquisition or Major Disposition and in each case that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the Major Acquisition or Major Disposition and, in each case, are described, as provided below, in a certificate from a Responsible Officer of the Borrower, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate from a Responsible Officer of the Borrower delivered to the Administrative Agent that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (b) above, such savings have been determined to be probable; provided that in determining Consolidated EBITDA for any period the net costs and related adjustments referred to in clause (b) shall not exceed $15,000,000.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of outstanding Term Loans (or the Term Loan Commitment at any time the Term Loan

Commitments are in effect) or the amount of the Revolving Commitment, as applicable, of such Lender at such time and the denominator of which is the aggregate amount of Term Loans (or the Term Loan Commitments at any time the Term Loan Commitments are in effect) or Revolving Commitments, as applicable, of all Lenders at such time, subject in each case to adjustment as provided in Section 2.15; provided that if such Revolving Commitments have been terminated or have expired, then the Pro Rata Share of each applicable Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Capital Stock” means any Capital Stock of the Borrower other than Disqualified Capital Stock.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning provided in Section 11.06(c).

“Regulation S-X” means Title 17, Part 210 of the Code of Federal Regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (including Swingline Loans), a Loan Notice and (b) with respect to a L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the sum of (i) the unused Term Loan Commitments (at any time that the Term Loan Commitments are in effect), (ii) the Outstanding Amount of the Term Loans and (iii) the Aggregate Revolving Commitments (or, if the Revolving Commitments shall have expired or been terminated, the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans)). The Commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that any Defaulting Lender which is a Revolving Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable L/C Issuer that has funded such amount, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans). The Revolving Commitment of, and the portion of Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Lender that is the Swingline Lender or applicable L/C Issuer that has funded such amount, as the case may be, in making such determination.

“Required Term Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the sum of (i) the unused Term Loan Commitments (at any time that the Term Loan Commitments are in effect) and (ii) the Outstanding Amount of the Term Loans; provided that the Term Loan Commitments and Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, chief operating officer, the president, any executive vice president, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer of a Credit Party, any manager of a Credit Party that is a limited liability company or the general partner of a Credit Party that is a limited partnership. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock or (c) any payment or prepayment of principal on or redemption, repurchase or acquisition for value of, any intercompany Indebtedness or Subordinated Debt of any member of the Consolidated Group.

“Revaluation Date” means, with respect to (a) any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates (not more frequently than monthly) as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Lenders shall require and (b) any Revolving Loan, each of the following: (i) each date of Borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of any continuation of a Eurodollar Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require.

“Revolving Commitment” means, for each Revolving Lender, the commitment of such Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.

“Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth in Schedule 1.01D.

“Revolving Committed Amount” means, for each Revolving Lender, the amount of such Lender’s Revolving Commitment. The Dollar Equivalent of the initial Revolving Committed Amounts are set forth in Schedule 1.01D.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Credit Facility” means, the revolving credit facility provided in this Credit Agreement in the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender Joinder Agreement” means a joinder agreement, in a form to be agreed among the Administrative Agent, the Borrower and each Lender with an Incremental Revolving Commitment, executed and delivered in accordance with the provisions of Section 2.01(f).

“Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns. The initial Revolving Lenders are identified on the signature pages hereto and are set forth in Schedule 1.01D.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Revolving Note is attached as Exhibit 2.13-1.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

“Revolving Termination Date” means the fifth anniversary of the Closing Date.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“S&P Rating” means, as of any date of determination, the corporate rating (or any substantially similar successor rating, however styled) of the Borrower and its Subsidiaries as determined by S&P.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Notes” means the Borrower’s 11.25% Senior Notes due 2016 in an aggregate principal amount not to exceed $240,000,000 and any exchange notes issued in exchange therefor pursuant to the registration rights agreement executed in connection with the issuance thereof.

“Significant Subsidiary” means (a) any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such Regulation is in effect on the Closing Date (with the references to 10% in such Rule being deemed to be 5.0% for the purposes of this definition), and (b) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(f) or (h) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

“Solvent” and “Solvency” mean, with respect to any Person (or group of Persons) on any date of determination, that on such date (a) the fair value of the property of such Person (or group of Persons) is greater than the total amount of liabilities, including contingent liabilities, of such Person (or group of Persons), (b) the present fair salable value of the assets of such Person (or group of Persons) is not less than the amount that will be required to pay the probable liability of such Person (or group of Persons) on its (or their) debts as they become absolute and matured, (c) such Person (or group of Persons) is not engaged in business for which the property of such Person (or group of Persons) constitutes an unreasonably small capital, and (d) such Person (or group of Persons) is able to pay its (or their) debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Intercompany Transfers” means a Disposition of Property by a Credit Party to a member of the Consolidated Group that is not a Credit Party.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or any L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or any L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that any L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Disposition” means any Disposition other than (a) Dispositions of damaged, worn-out or obsolete Property that, in the Borrower’s reasonable judgment, is no longer used or useful in the business of the Borrower or its Subsidiaries; (b) Dispositions of inventory, services or other property in the ordinary course of business; (c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly (but in any event within twelve (12) months of the date of such Disposition) applied to the purchase price of such replacement equipment or property; (d) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of any member of the Consolidated Group; (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; (f) any Disposition at any time by (i) a Credit Party to any other Credit Party, (ii) a Subsidiary that is not a Credit Party to a Credit Party (for consideration not to exceed the fair market value of the Property Disposed of as determined in good faith by the Borrower) or (iii) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party; (g) Specified Intercompany Transfers; (h) the sale of Cash Equivalents; (i) an Excluded Sale and Leaseback Transaction; (j) Restricted Payments of cash or Cash Equivalents permitted by Section 8.06; (k) mergers and consolidations permitted by Section 8.04; and (l) the granting of Liens permitted pursuant to Section 8.01.

“Subordinated Debt” means (a) as to the Borrower, any Funded Debt of the Borrower that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of the Borrower and (b) as to any Guarantor, any Funded Debt of such Guarantor that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of such Guarantor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans, and with respect to each Revolving Lender, the commitment of such Lender to purchase participation interests in Swingline Loans.

“Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Swingline Note is attached as Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, (a) prior to the expiration or termination of the Term Loan Commitments, those Lenders with Term Loan Commitments, and (b) after the expiration or termination of the Term Loan Commitments, those Lenders holding Term Loans and/or, as the context may require, Incremental Term Loans, together with their successors and permitted assigns. The initial Term Lenders are set forth on Schedule 1.01D.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(d).

“Term Loan Commitment” means, for each Term Lender, the commitment of such Lender to make a portion of the Term Loans hereunder; provided that, at any time after expiration or termination of the Term Loan Commitments, determinations of “Required Lenders” and “Required Term Lenders” shall be based on the outstanding principal amount of the Term Loans.

“Term Loan Commitment Percentage” means, for each Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) while the Term Loan Commitments are in effect, the numerator of which is such Lender’s Term Loan Committed Amount and the denominator of which is the Aggregate Term Loan Committed Amount; and (b) at any time after expiration or termination of the Term Loan Commitments, the numerator of which is the principal amount of such Lender’s Term Loans and the denominator of which is the Outstanding Amount of the Term Loans. The initial Term Loan Commitment Percentages are set forth on Schedule 1.01D.

“Term Loan Committed Amount” means, for each Term Lender, the amount of such Lender’s Term Loan Commitment. The initial Term Loan Committed Amounts are set forth on Schedule 1.01D.

“Term Loan Expiry Date” means December 31, 2012.

“Term Loan Facility” means, at any time, the term loan facility provided in this Credit Agreement in the aggregate principal amount of the remaining unused Term Loan Commitments (if any) and the Outstanding Amount of all Term Loans of all Term Lenders at such time.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Term Loan Termination Date” means the earliest to occur of (a) the Term Loan Expiry Date, (b) the disbursement of Term Loans in an aggregate principal amount equal to the Aggregate Term Loan Committed Amount and (c) the reduction or termination of the entire remaining unused Term Loan Commitments pursuant to Section 2.07.

“Term Loans” has the meaning provided in Section 2.01(d).

“Term Note” means the promissory notes substantially in the form of Exhibit 2.13-3, if any, given to evidence the Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Treasury Management Bank” has the meaning provided in the definition of Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wells Fargo Fee Letter” means the letter agreement, dated March 5, 2012, among the Borrower, Wells Fargo and WFS.

“WFS” means Wells Fargo Securities, LLC and its successors

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person. Unless otherwise provided, the use of the term “Wholly Owned Subsidiary” without additional qualifier as to the Person that is the parent thereof shall be deemed to refer to a direct or indirect Wholly Owned Subsidiary of the Borrower.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Interpretative Provisions. With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03 Accounting Terms and Provisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, in a manner consistent with that used in preparing the audited financial statements referenced in Section 6.05, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Notwithstanding any provision herein to the contrary, determinations of (i) the Consolidated Total Leverage Ratio for purposes of determining the applicable pricing level under the definition of “Applicable Percentage,” (ii) compliance with covenants and conditions, and (iii) revenues for determining Immaterial Subsidiaries shall be made on a Pro Forma Basis. To the extent compliance with the covenants in Section 8.10 is being calculated as of a date that is prior to the first test date under Section 8.10 in order to determine the permissibility of a transaction, the levels for the covenants as of the first test date under Section 8.10 shall apply for such purpose.

(c) If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or such L/C Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Revolving Credit Borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Borrowing, Eurodollar Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Letter of Credit Amounts. Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount available to be drawn of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments. Subject to the terms and conditions set forth herein (including, without limitation, clause (h) below):

(a) Revolving Loans. During the Commitment Period, each Revolving Lender severally agrees to make revolving credit loans (the “Revolving Loans”) in one or more

Approved Currencies to the Borrower from time to time on any Business Day prior to the Revolving Termination Date; provided that after giving effect to any such Revolving Loan, (i) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) (as such amount may be increased pursuant to Section 2.01(f) or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) (of which an amount not to exceed the Alternative Currency Sublimit may be utilized for Revolving Loans in Alternative Currencies) and (ii) with respect to each Revolving Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Revolving Loans denominated in Dollars may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request. Revolving Loans denominated in an Alternative Currency must consist of Eurodollar Rate Loans. Notwithstanding the foregoing two sentences, any Revolving Credit Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Credit Borrowing. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b) Letters of Credit. During the Commitment Period, (x) each L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein, severally agrees (A) to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies, for the account of the Borrower (or for the account of any member of the Consolidated Group, but in such case the Borrower will remain obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit, and the Borrower acknowledges that the issuance of Letters of Credit for the account of members of the Consolidated Group inures to the benefit of the Borrower, and the Borrower acknowledges that the Borrower’s business derives substantial benefits from the business of such members of the Consolidated Group) on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (y) Revolving Lenders severally agree to purchase from the L/C Issuers a participation interest in Letters of Credit issued hereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof; provided that (1) the Outstanding Amount of L/C Obligations shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (2) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount and (3) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c) Swingline Loans. During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the Revolving Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”), in Dollars, to the Borrower on any Business Day; provided that (i) after giving effect to any Swingline Loan (x) the Outstanding Amount of Swingline Loans shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”), (y) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (z) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall reasonably determine that it has, or by such Credit Extension is likely to have, Fronting Exposure. Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to such Lender’s Revolving Commitment Percentage thereof.

(d) Term Loans. During the Commitment Period, each of the Term Lenders severally agrees to make term loans (the “Term Loans”), in Dollars, to the Borrower from time to time on any Business Day prior to the Term Loan Termination Date, in up to three (3) separate draw downs by the Borrower; provided that after giving effect to any such Term Loans, (i) with respect to the Term Lenders collectively, the Outstanding Amount of Term Loans shall not exceed TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Aggregate Term Loan Committed Amount”) and (ii) with respect to each Term Lender individually, such Lender’s Term Loans shall not exceed its respective Term Loan Committed Amount. Each Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Loan Commitment Percentage of the Aggregate Term Loan Committed Amount. Amounts repaid on the Term Loans may not be reborrowed. The Term Loans may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request; provided, however, any Term Loan Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Term Loan Borrowing.

(e) Incremental Loan Facilities. Any time after the Term Loan Termination Date, the Borrower may, upon written notice to the Administrative Agent, increase the Aggregate Revolving Commitments hereunder as provided in Section 2.01(f) (such increased Revolving Commitments, the “Incremental Revolving Commitments”), or establish new term loans hereunder as provided in Section 2.01(g) (such new term loans, the “Incremental Term Loans” and, collectively with the Incremental Revolving Commitments, the “Incremental Loan Facilities”); provided that:

(i) the aggregate principal amount of loans and commitments for all the Incremental Loan Facilities established after the Term Loan Termination Date will not exceed Two Hundred Fifty Million Dollars ($250,000,000);

(ii) no Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Loan Facility;

(iii) the conditions to the making of a Credit Extension under Section 5.03 shall be satisfied on and as of the effective date of such Incremental Loan Facility; provided that for purposes of this clause (iii) all references in Section 5.03 to a “Credit Extension” shall be deemed to refer to the incurrence of the then requested Incremental Loan Facility; and

(iv) the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that, after giving effect on a Pro Forma Basis to the borrowings to be made pursuant to such Incremental Loan Facility (assuming for this purpose the borrowing of the entire principal amount of such Incremental Loan Facility), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of December 31, 2011), the Borrower is in compliance with Section 8.10.

In connection with the establishment of any Incremental Loan Facility, (A) none of the Lead Arrangers hereunder shall have any obligation to arrange for or assist in arranging for any Incremental Loan Facility, (B) any Incremental Loan Facility shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith and (C) none of the Lenders shall have any obligation to provide commitments or loans for any Incremental Loan Facility. Each Incremental Loan Facility will be part of the credit facilities hereunder and shall constitute Obligations guaranteed by the Guarantors and, except during a Collateral Release Period, secured by the Collateral, in each case on a pari passu basis with the other Obligations.

(f) Establishment of Incremental Revolving Commitments. Subject to Section 2.01(e), the Borrower may establish Incremental Revolving Commitments by increasing the Aggregate Revolving Committed Amount hereunder, provided that:

(i) any Person that is not a Revolving Lender that is proposed to be a Lender under any such increased Aggregate Revolving Committed Amount shall be reasonably acceptable to the Administrative Agent and the Borrower;

(ii) any Person that is proposed to provide any such increased Aggregate Revolving Committed Amount (whether or not an existing Revolving Lender) shall be reasonably acceptable to each L/C Issuer and the Swingline Lender;

(iii) no Incremental Revolving Commitments shall (A) increase the L/C Sublimit without the written consent of each L/C Issuer or (B) increase the Swingline Sublimit without the written consent of the Swingline Lender;

(iv) Persons providing commitments for the Incremental Revolving Commitments pursuant to this Section 2.01(f) will provide a Revolving Lender Joinder Agreement;

(v) increases in the Aggregate Revolving Committed Amount will be in a minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof;

(vi) if any Revolving Loans are outstanding at the time of any such increase, either (x) the Borrower will prepay such Revolving Loans on the date of effectiveness of the Incremental Revolving Commitments (including payment of any break-funding amounts owing under Section 3.05) or (y) each Lender with an Incremental Revolving Commitment shall purchase at par interests in each Borrowing of the outstanding Revolving Loans such that immediately after giving effect to such purchases, each such Borrowing shall be held by each Lender in accordance with its Pro Rata Share of such Borrowing, as adjusted to give effect to the Incremental Revolving Commitment (and, in connection therewith, the Borrower shall pay all amounts that would have been payable pursuant to Section 3.05 had the Revolving Loans so purchased been prepaid on such date); and

(vii) each Incremental Revolving Commitment shall be an increase of, and part of, the Revolving Commitments under Section 2.01 and all Borrowings, payments and participations shall be allocated among the Revolving Lenders (including any new Persons providing commitments to the requested Incremental Revolving Commitments pursuant to a Revolving Lender Joinder Agreement) in accordance with their respective Pro Rata Shares (as adjusted to give effect to the Incremental Revolving Commitments).

Any Incremental Revolving Commitment established hereunder shall have terms identical to the Revolving Commitments existing on the Closing Date, it being understood that the Borrower and the Administrative Agent and/or the Collateral Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Commitments.

(g) Establishment of Incremental Term Loans. Subject to Section 2.01(e), the Borrower may, at any time, establish additional term loan commitments, provided that:

(i) any Person that is not a Lender that is proposed to be a Lender shall be reasonably acceptable to the Administrative Agent;

(ii) Persons providing commitments for the Incremental Term Loan pursuant to this Section 2.01(g) will provide an Incremental Term Loan Joinder Agreement;

(iii) additional commitments established for the Incremental Term Loan will be in a minimum aggregate principal amount of $15,000,000 and integral multiples of $5,000,000 in excess thereof; provided that Incremental Term Loan Commitments shall not be established on more than three (3) separate occasions;

(iv) the final maturity date of any Incremental Term Loan shall be no earlier than the Term Loan Maturity Date or the maturity date of any prior Incremental Term Loan; and

(v) the Weighted Average Life to Maturity of any Incremental Term Loan shall not be shorter than the Term Loans or any prior Incremental Term Loans.

Any Incremental Term Loan established hereunder shall be on terms substantially similar to the terms of this Agreement governing the Term Loans and/or as may otherwise be determined by the Borrower and the Lenders thereunder (and the Borrower and the Administrative Agent and/or the Collateral Agent may, without the consent of any other Lender, enter into an amendment to this Credit Agreement to appropriately include the Incremental Term Loans hereunder including, without limitation, to provide that such Incremental Term Loans shall share in mandatory prepayments on the same basis as the Term Loans); provided that, to the extent that such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (iv) or (v) above or in the case of the Applicable Percentage or fees applicable to such Incremental Term Loans), they shall be reasonably satisfactory to the Administrative Agent; provided further that if any covenant, term (except to the extent permitted by clause (iv) or (v) above or in the case of the Applicable Percentage or fees applicable to such Incremental Term Loans), event of default or remedy in any Incremental Term Loans is more favorable to the lenders thereunder than the corresponding covenant, term, event of default or remedy in the existing Term Loans, or such Incremental Term Loans contain any covenant, term (except to the extent permitted by clause (iv) or (v) above or in the case of the Applicable Percentage or fees applicable to such Incremental Term Loans), event of default or remedy that is not in the existing Credit Documents, the Credit Parties and the Administrative Agent and/or the Collateral Agent shall, without the consent of or notice to any other party, amend the documentation for such existing Credit Documents so that such covenant, term, event of default and/or remedy is applicable to all Loans and Commitments (or Term Loans and Term Loan Commitments, as applicable) hereunder and/or to incorporate any such covenant, event of default and/or remedy that is not in the existing Credit Documents.

(h) Limitation on Credit Extensions. Until the receipt by the Administrative Agent of evidence in form and substance satisfactory to the Administrative Agent that the Indebtedness under the Senior Notes and the Existing Indenture (or any applicable refinancing thereof) shall have been, or will be concurrently with the requested Credit Extension, repaid in full and all obligations of the Borrower and its Subsidiaries thereunder are terminated, the aggregate principal amount of all Credit Extensions permitted to be made or incurred hereunder (including for this purpose the face amount of all Letters of Credit) shall not exceed the greater of (x) the lesser of (A) $300,000,000 and (B) the aggregate amount permitted to be incurred by the Borrower under Section 4.09(b)(2) of the Existing Indenture and (y) the amount permitted to be incurred by Section 4.09(a) of the Existing Indenture.

2.02 Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York time) (or, with respect to amounts denominated in Alternative Currency, 11:00 a.m. (London time)) (i) with respect to Eurodollar Rate Loans, three (3) Business Days (or, in the case of Revolving Loans denominated in Alternative Currency, four (4) Business Days) prior to the requested date of, or (ii) with respect to Revolving Loans that are Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent (A) with respect to Eurodollar Rate Loans denominated in Dollars, not later than 12:00 noon (New York time) four (4) Business Days prior to the requested date of, or (B) with respect to Eurodollar Rate Loans denominated in any Alternative Currencies, 11:00 a.m. (London time) five (5) Business Days prior to the requested date of, such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders under the applicable Facility of such request and determine whether the requested Interest Period is acceptable to all of them and not later than (x) 12:00 noon (New York time) three (3) Business

Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Dollars, or (y) 11:00 a.m. (London time) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all such Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation of Revolving Loans shall be in a principal amount of (i) with respect to Revolving Loans that are Eurodollar Rate Loans (A) denominated in Dollars, $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (B) denominated in Euros, EUR1,000,000 or a whole multiple of EUR1,000,000 in excess thereof, (C) denominated in Sterling, £1,000,000 or a whole multiple of £1,000,000 in excess thereof, (D) denominated in Canadian Dollars, C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof and (E) denominated in Yen, ¥100,000,000 or a whole multiple of ¥100,000,000 in excess thereof or (ii) with respect to Revolving Loans that are Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of Term Loans shall be in a minimum principal amount equal to the lesser of (i) $100,000,000 or (ii) the remaining undrawn principal amount of the Term Loan Commitments and each conversion or continuation of Term Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower’s request is with respect to Revolving Loans or Term Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if such Loans are Revolving Loans, the currency of such Loans (which shall be an Approved Currency) and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a currency in a Loan Notice requesting a Revolving Credit Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation (other than with respect to Revolving Loans denominated in an Alternative Currency), then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing denominated in Dollars, each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York time) on the Business Day specified in the applicable Loan Notice. In the case of a Borrowing denominated in an Alternative Currency, each Lender shall make the amount of its Loan available to the Administrative Agent in the applicable Alternative Currency in Same Day Funds at the Administrative Agent’s Office not later than the Applicable Time specified by the Administrative Agent on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.03 (and, if such Borrowing is a Term Loan Borrowing, Section 5.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, at the request of the Required Lenders or the Administrative Agent, (i) no Loan denominated in Dollars may be requested as, converted to or continued as a Eurodollar Rate Loan (whether in Dollars or any Alternative Currency), (ii) any outstanding Eurodollar Rate Loan denominated in Dollars shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto and (iii) the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Loans and five (5) Interest Periods with respect to Term Loans.

2.03 Additional Provisions with Respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent and applicable L/C Issuer (if other than the Administrative Agent) have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate (1) any Law applicable to such L/C Issuer or (2) one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) [Reserved];

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) except as otherwise agreed by such L/C Issuer, such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F) any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its good faith discretion;

(G) such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(H) with respect to any commercial Letter of Credit, such Letter of Credit is not payable at sight.

(iii) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if:

(A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent (A) not later than 12:00 noon (New York time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 12:00 noon (London time) at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; (4) the purpose and nature of the requested Letter of Credit; and (5) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent, any Revolving Lender or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 5.01 (if issued on the Closing Date) and 5.03 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof.

(iii) If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (A) no commercial Letter of Credit may be issued as an Auto-Extension Letter of Credit and (B) any such Auto-Extension Letter of Credit must permit the L/C Issuer thereof to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than 30 days prior to the scheduled expiry date thereof). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.03 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the applicable L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer and the Administrative Agent promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (x) 12:00 noon (New York time) on the date of any payment by a L/C Issuer under a Letter of Credit to be reimbursed in Dollars, and (y) the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in Dollars or in the applicable Alternative Currency, as the case may be, in an amount equal to the amount of such drawing; provided, that the Borrower and the applicable L/C Issuer may, each in its discretion, with the consent of the Administrative Agent and so long as such arrangements do not adversely affect the rights of any Lender in any material respect, enter into Letter of Credit cash collateral prefunding arrangements acceptable to them for the purpose of reimbursing Letter of Credit draws. If the Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent of such failure to reimburse and of the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the Administrative Agent shall promptly notify each Revolving Lender of the amount of such Revolving Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed

Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Committed Amount and the conditions set forth in Section 5.03 (other than delivery of a Loan Notice). Any notice given by a L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 2:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) with respect to funding participations in L/C Borrowings, non-compliance with the conditions set forth in Section 5.03, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.03 (other than delivery by the Borrower of a Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Credit Agreement, such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after a L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of each L/C Issuer in such Capacity. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower shall have a claim against a L/C Issuer, and such L/C Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason. Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Addition and Resignation of L/C Issuers.

(i) In addition to Bank of America, JPMorgan, Wells Fargo and each L/C Issuer listed on the signature pages hereto as an “L/C Issuer,” the Borrower may from time to time, with notice to the Lenders (which shall contain the facsimile number, electronic mail address and telephone number of the proposed L/C Issuer) and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Lender being so appointed, appoint additional Lenders (which shall not in any case be a Defaulting Lender) to be L/C Issuers hereunder, provided that the total number of L/C Issuers at any time shall not exceed four (4). Upon the appointment of a Lender as a L/C Issuer hereunder such Lender shall become vested with all of the rights, powers, privileges and duties of a L/C Issuer hereunder.

(ii) Any L/C Issuer may at any time resign from its role as a L/C Issuer hereunder upon not less than 30 days prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent). Any such resigning L/C Issuer shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Without limiting the foregoing, upon the resignation of a Lender as a L/C Issuer hereunder, the Borrower may, or at the request of such resigning L/C Issuer the Borrower shall, use commercially reasonable efforts to arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigning L/C Issuer and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigning L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the resigning L/C Issuer with respect to any such Letters of Credit.

(h) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by a L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any

Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Letter of Credit Fees. The Borrower shall pay Letter of Credit Fees as set forth in Section 2.09(b).

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Reporting of Letter of Credit Information. At any time that there is more than one L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that a L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of part (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(l) shall limit the obligation of any Credit Party or any Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

2.04 Additional Provisions with Respect to Swingline Loans.

(a) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 3:00 p.m. (New York time) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 5.01 (if on the Closing Date) and Section 5.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:00 p.m. (New York time) on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(b) Refinancing.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans (but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.03). The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 2:00 p.m. (New York time) on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) non-compliance with the conditions set forth in Section 5.03, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Credit Agreement.

(d) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05 Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Revolving Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.

(b) Swingline Loans. The Borrower shall repay each Swingline Loan to the Swingline Lender on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made and (ii) the Revolving Termination Date.

(c) Term Loan. The Borrower shall repay the aggregate principal amount of the Term Loans (shown as a percentage of the original aggregate principal amount of all of the initial Borrowings of the Term Loans hereunder) in quarterly installments on the dates set forth below as follows:

Date	Principal Amortization Payment (shown as a Percentage of Original Principal Amount)
June 30, 2012	0.000%
September 30, 2012	0.000%
December 31, 2012	0.000%
March 31, 2013	0.000%
June 30, 2013	1.250%
September 30, 2013	1.250%
December 31, 2013	1.250%
March 31, 2014	1.250%
June 30, 2014	1.250%
September 30, 2014	1.250%
December 31, 2014	1.250%
March 31, 2015	1.250%
June 30, 2015	1.875%
September 30, 2015	1.875%
December 31, 2015	1.875%
March 31, 2016	1.875%
June 30, 2016	1.875%
September 30, 2016	1.875%
December 31, 2016	1.875%
March 31, 2017	1.875%
Term Loan Maturity Date	Entire outstanding principal amount of Term Loans

2.06 Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i) in the case of Loans, other than Swingline Loans, (A) notice thereof must be received by 1:00 p.m. (New York time) by the Administrative Agent at least three (3) Business Days (or, in the case of Revolving Loans denominated in Alternative Currency, at least four (4) Business Days) prior to the date of prepayment, in the case of Eurodollar Rate Loans, and one (1) Business Day prior to the date of prepayment, in the case of Base Rate Loans and (B) any such prepayment shall be a minimum principal amount of (v) $1,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Dollars, (w) EUR1,000,00 and integral multiples of EUR1,000,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Euros, (x) £1,000,000 and integral multiples of £1,000,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Sterling, (y) C$1,000,000 and integral multiples of C$1,000,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Canadian Dollars and (z) ¥100,000,000 and integral multiples of ¥100,000,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Yen, and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

(ii) in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 2:00 p.m. (New York time) on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Loans hereunder (including any prepayments under clause (b) below) shall be accompanied by accrued interest on the amount prepaid and in the case of prepayments of Eurodollar Rate Loans, breakage or other amounts due, if any, under Section 3.05. Notwithstanding the foregoing, a notice of voluntary prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory Prepayments. Subject in each case to Section 2.06(c):

(i) Revolving Commitments.

(A) If at any time (1) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount then in effect (other than solely as a result of exchange rate fluctuations), (2) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit then in effect (other than solely as a result of exchange rate fluctuations), (3) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit then in effect or (4) the Outstanding Amount of Revolving Loans denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit then in effect (other than solely as a result of exchange rate fluctuations), then the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an amount (and in the same currency in which the applicable Letter of Credit is denominated, or if requested by the applicable L/C Issuer, in Dollars) equal to the difference; provided, however, that L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(B) If the Administrative Agent notifies the Borrower at any time that, solely as a result of exchange rate fluctuations (determined as of the most recent Revaluation Date), the Outstanding Amount of all L/C Obligations at such time exceeds an amount equal to 105% of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the L/C Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to this clause (B), request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(C) If the Administrative Agent notifies the Borrower at any time that, solely as a result of exchange rate fluctuations (determined as of the most recent Revaluation Date), the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans denominated in Alternative Currencies in an aggregate amount equal to the amount by which the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies exceeds the Alternative Currency Sublimit.

(ii) Subject Dispositions and Involuntary Dispositions. On or before the applicable date set forth in the next sentence, prepayment will be made on the principal amount of the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Subject Disposition or Involuntary Disposition by the Borrower or any of its Subsidiaries occurring after the Closing Date, but solely to the extent (x) the Net Cash Proceeds received in such Subject Disposition (or series of related Subject Dispositions) or Involuntary Disposition (or series of related Involuntary Dispositions) exceed $20,000,000 (exclusive of any amounts actually reinvested in accordance with clause (z) below), (y) the Net Cash Proceeds received in all Subject Dispositions or Involuntary Dispositions effected during the fiscal year in which the applicable Subject Disposition or Involuntary Disposition takes place exceeds $50,000,000 (exclusive of any amounts actually reinvested in accordance with clause (z) below) and (z) such Net Cash Proceeds are not used to acquire, maintain, develop, construct, improve, upgrade or repair Property (other than inventory, accounts receivable, cash or Cash Equivalents) useful in the business of the Consolidated Group or to make investments in Permitted Acquisitions that are otherwise permitted hereunder within twelve (12) months of the date of such Subject Disposition or Involuntary Disposition; provided that such a reinvestment shall not be permitted if an Event of Default shall have occurred and be continuing at the time the Borrower commits to make such reinvestment or, if no such commitment is made, the time the reinvestment is actually made, and in either such circumstance such Net Cash Proceeds shall be used to make prepayments on the Loans to the extent required by this paragraph. Any such prepayment from any Net Cash Proceeds required by the previous sentence shall be made (x) in the case of a Major Disposition in respect of which the notice referred to in Section 7.02(g) has not been delivered on or before the fifteenth (15th) Business Day following the receipt of the Net Cash Proceeds from such Major Disposition or to the extent such notice does not indicate reinvestment is intended with the Net Cash Proceeds of such Major Disposition, on or before the twenty-fifth (25th) Business Day following receipt of such Net Cash Proceeds and (y) in any other case, promptly after the Borrower determines that it will not reinvest such Net Cash Proceeds in accordance with the terms and limitations of the previous sentence, but in no event later than 365 or 366 (as applicable) days following the receipt of such Net Cash Proceeds. To the extent that the Borrower has determined in good faith that repatriation to the United States of any or all the Net Cash Proceeds of any Subject Disposition or Involuntary Disposition by a Foreign Subsidiary would have a material adverse tax consequence to the Borrower and its Subsidiaries, the Net Cash Proceeds so affected may be retained by such Foreign Subsidiary, provided that on or before the date on which any such Net Cash Proceeds would otherwise have been required to be applied to reinvestments or prepayments pursuant to the foregoing provisions of this Section 2.06(b)(ii), the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional Taxes (to the extent such Taxes are not already deducted pursuant to the definition of Net Cash Proceeds) that would have been payable or reserved against if such Net Cash Proceeds had been repatriated to the United States.

(iii) Indebtedness. Prepayment will be made on the principal amount of the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any incurrence or issuance of Indebtedness after the Closing Date (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.03). Any prepayment in respect of such Indebtedness hereunder will be payable on the Business Day following receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds therefrom.

(iv) [Intentionally omitted.]

(v) [Intentionally omitted.]

(vi) Eurodollar Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.06(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the earliest of (x) the end of the current Interest Periods applicable thereto, (y) three months following the date of such deposit and (z) at the election of the Administrative Agent, upon the occurrence of an Event of Default. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents (subject to no Liens other than Liens created under the Credit Documents) readily available to the Administrative Agent for such purpose and maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Prepayments of the Term Loans pursuant to Section 2.06(a) shall be applied, first, in direct order of maturity in respect of the next five (5) scheduled principal amortization payments due on such Term Loans following such prepayment, and second, pro rata to the remaining principal amortization installments on the Term Loans, as the case may be. Voluntary prepayments on the principal amount of the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii) Mandatory Prepayments. Mandatory prepayments on the principal amount of the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:

(A) mandatory prepayments under subsection (b)(i) above in respect of the Revolving Commitments shall be applied to the respective Revolving Obligations as appropriate.

(B) mandatory prepayments in respect of Subject Dispositions and Involuntary Dispositions under subsection (b)(ii) above and Indebtedness under subsection (b)(iii) above shall be applied (i) to the Term Loans and any Incremental Term Loans (ratably based on the Outstanding Amounts thereof), first, in direct order of maturity in respect of the next five (5) scheduled principal amortization payments due on the Term Loans and Incremental Term Loans following such prepayment, and second, pro rata to the remaining principal amortization installments on the Term Loans and Incremental Term Loans, until paid in full, then (ii) to the Revolving Obligations (without permanent reduction of the Revolving Commitments) in accordance with the proviso to subsection (b)(i)(A) above.

2.07 Termination or Reduction of Commitments. The Commitments under any Facility may be terminated or permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 1:00 p.m. (New York time) at least five (5) Business Days prior to the date of reduction or termination and any such reduction or terminations shall be in a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof; (ii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments and Cash Collateralization hereunder, the Outstanding Amount of Revolving Obligations thereunder would exceed the Aggregate Revolving Commitments; and (iii) if, after giving effect to any reduction or termination of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the L/C Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will give prompt notice to the Lenders of any such termination of or reduction in Commitments. Except as provided in clause (iii) above, the amount any reduction of the Aggregate Revolving Commitments shall not be applied to the Alternative Currency Sublimit, the L/C Sublimit or the Swingline Sublimit unless otherwise specified by the Borrower. Any termination or reduction of any Commitments under any Facility shall be applied to the Commitment of each applicable Lender under such Facility according to its Pro Rata Share of such Facility. All commitment or other fees accrued with respect to any Commitment through the effective date of any termination thereof shall be paid on the effective date of such termination. A notice of termination of the Commitments delivered by the Borrower shall be irrevocable except that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) If any amount payable by the Borrower under any Credit Document is not paid when due, whether at stated maturity, by acceleration or otherwise, and an Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent:

(i) for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage thereof a commitment fee in Dollars equal to the Applicable Percentage times the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15 (and for the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining such commitment fee); and

(ii) for the account of each Term Lender in accordance with its Term Loan Commitment Percentage thereof, a commitment fee in Dollars equal to the Applicable Percentage times the actual daily amount of the unused aggregate Term Loan Commitments, subject to adjustment as provided in Section 2.15.

The commitment fees payable under clauses (i) and (ii) above (collectively, the “Commitment Fee”) shall accrue at all times during the applicable Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the tenth (10th) day of each January, April, July and October (for the Commitment Fee accrued during the previous calendar quarter), commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date (with respect to the Commitment Fee under clause (i) only) and the Term Loan Termination Date (with respect to the Commitment Fee under clause (ii) only). The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee, in Dollars, (x) for each standby Letter of Credit, an amount equal to the Applicable Percentage for Eurodollar Rate Loans multiplied by the Dollar Equivalent of the daily maximum undrawn Outstanding Amount under such standby Letter of Credit (the “Standby Letter of Credit Fee”), and (y) for each commercial Letter of Credit, an amount equal to the Applicable Percentage for Eurodollar Rate Loans multiplied by fifty percent (50%), multiplied by the Dollar

Equivalent of the daily maximum amount available to be drawn under such commercial Letter of Credit (the “Commercial Letter of Credit Fee” and, together with the Standby Letter of Credit Fee, the “Letter of Credit Fees”). For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the tenth (10th) day of each January, April, July and October (for the Letter of Credit Fees accrued during the previous calendar quarter), commencing with the first such date to occur after the issuance of such Letter of Credit (which, in the case of each Existing Letter of Credit, shall be the Closing Date), on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, in the amount set forth in the Fee Letter to which such L/C Issuer is a party. Such fronting fee shall be due and payable (A) with respect to each standby Letter of Credit, on the tenth (10th) day of each January, April, July and October (for fronting fees accrued during the previous calendar quarter or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and (B) with respect to each commercial Letter of Credit, on the date of issuance thereof (provided that, with respect to Existing Letters of Credit that are standby Letters of Credit, all accrued and unpaid fronting fees with respect to such Existing Letters of Credit shall be paid on the Closing Date in accordance with Section 5.01(h) and such Existing Letters of Credit shall be deemed issued on the Closing Date and shall accrue fronting fees from and after the Closing Date in accordance with this clause (ii)). For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees. The Borrower shall pay to (i) Bank of America and MLPFS, for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the BAML Fee Letter; (ii) JPMorgan and JPMS, for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the JPM Fee Letter; and (iii) Wells Fargo and WFS, for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Wells Fargo Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including when the Base Rate is determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 or 366-day year), or, in the case of interest in respect of Eurodollar Rate Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by any Credit Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal and interest on any Loan shall be payable in the same currency as such Loan is denominated. All payments of fees pursuant to Section 2.09 shall be payable in Dollars. All payments in respect of Unreimbursed Amounts shall be payable in the currency provided in Section 2.03. All other payments herein shall be payable in the currency specified with respect to such payment or, if the currency is not specified, in Dollars. Except as otherwise expressly provided herein, (x) all payments by the Borrower in Dollars hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. (New York time) on the date specified herein and (y) all payments by the Borrower in Alternative Currency hereunder shall be made to the Administrative Agent’s Office for payments in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. New York time (in the case of payments in Dollars) or the Applicable Time specified by the Administrative Agent (in the case of payments in an Alternative Currency) shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. (New York time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or a L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, receiving any such payment severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Loan Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Loan Obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of the Loan Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Credit Documents at such time obtained by all the Lenders at such time or (b) Loan Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of such Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of the Loan Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y)

purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of such Loan Obligations in respect of any of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.13 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, (ii) as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, including the accounts in which such Cash Collateral is maintained and all balances therein and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral under this Credit Agreement shall be maintained in blocked, interest bearing deposit accounts or money market fund accounts at the Administrative Agent and shall not be comingled with any other property or assets of any Credit Party. The Borrower shall pay on demand therefor from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral pursuant to the provisions hereof.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.06, 2.07, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, if such Defaulting Lender is a Revolving Lender, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) if such Defaulting Lender is a Revolving Lender, Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.14; sixth, (x) in the case of a Defaulting Lender that is a Term Lender, to the payment of any amounts owing to the other Term Lenders and (y) in the case of a Defaulting Lender that is a Revolving Lender, to the payment of any amounts owing to the other Revolving

Lenders (including any L/C Issuer or the Swingline Lender), as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender which is a Revolving Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender which is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Revolving Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders which are Revolving Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in 5.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and, in the case that a Defaulting Lender is a Revolving Lender, the Swingline Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Commitment Percentages and Term Loan Commitment Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after such withholding or deduction the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent shall reimburse the Administrative Agent within ten (10) days after receipt by the applicable Credit Party of proof of payment for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Credit Parties shall, jointly and severally, indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, within ten (10) days after a Lender or a L/C Issuer (with a copy to the Administrative Agent), or the Administrative Agent on its own behalf or on behalf of a Lender or a L/C Issuer delivers, to the Borrower a certificate setting forth the amount of such payment or liability, the payor, the payee, the basis for such payment and/or liability and evidence of actual payment (an “Indemnification Certificate”), which Indemnification Certificate shall be conclusive absent manifest error. Each of the Credit Parties shall, jointly and severally, indemnify the Administrative Agent for any amount which a Lender or a L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below, and each of the Credit Parties shall make payment in respect thereof within ten (10) days after the Administrative Agent delivers an Indemnification Certificate to Borrower.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or any L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any

Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.01(e)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-2 or Exhibit 3.01(e)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender or a L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Loan Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency of currencies or, in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Revolving Lenders (in the case of Revolving Loans) or the Required Term Lenders (in the case of Term Loans) determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits (whether denominated in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Revolving Lenders (in the case of the Revolving Loans) or the Required Term Lenders (in the case of the Term Loans)) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate

Loans in the affected currency or currencies under the appropriate Facility or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans under the appropriate Facility in the amount specified therein.

3.04 Increased Cost; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or

(iv) impose on any Lender or any L/C Issuer or any applicable interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate, or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Subject to Section 3.06(c), failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation.

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits, foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

(c) Limitation on Additional Amounts, Etc. Notwithstanding anything to the contrary contained in this Article III of this Credit Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under this Article within nine (9) months after the later of (i) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to this Article III, to the extent of the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs nine (9) months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to this Article III.

3.07 Survival Losses. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder, and shall not be affected by the resignation of the Administrative Agent.

ARTICLE IV GUARANTY

4.01 The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional. The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the

Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, Swap Contracts, Treasury Management Agreements, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents, Swap Contracts, Treasury Management Agreements and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, Swap Contracts, Treasury Management Agreements or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement. Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Waivers. Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents, Swap Contracts, Treasury Management Agreements or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been indefeasibly paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed

Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07 Guaranty of Payment; Continuing Guaranty. The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions to Closing Date and Initial Credit Extension. The effectiveness of this Credit Agreement and the obligation of each Lender and each L/C Issuer to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:

(a) Executed Credit Documents. The Administrative Agent’s receipt of counterparts of the following, each of which shall be originals or telecopies (promptly followed by originals) unless otherwise specified and to the extent executed by a Credit Party, duly executed by a Responsible Officer of such executing Credit Party, each dated as of the Closing Date (or in the case of certificates of governmental officials or Governmental Authorities, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) this Credit Agreement;

(ii) Notes, to the extent requested by a Lender by written notice delivered to the Borrower at least two (2) Business Days prior to the Closing Date;

(iii) the Pledge Agreement;

(iv) a certificate of each Credit Party, duly executed by a Responsible Officer of such Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(A) copies of its articles or certificate of incorporation, organization or formation (or equivalent), certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its incorporation, organization or formation;

(B) copies of its bylaws, operating agreement or partnership agreement (or equivalent);

(C) copies of resolutions of its board of directors (or equivalent governing body) approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(D) incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute the Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(E) certificates of good standing or the equivalent from its jurisdiction of incorporation, organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority; and

(v) a certificate or certificates of the Borrower executed by the chief financial officer or treasurer of the Borrower, dated as of the Closing Date, certifying each of the following:

(A) there has been no event or circumstance since December 31, 2011 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(B) as of the Closing Date, the Consolidated Total Leverage Ratio is less than 3.0 to 1.0; and

(C) as of the Closing Date, the Borrower and its Subsidiaries are in compliance with the terms of the Senior Notes and the Existing Indenture,

in each case under clauses (B) and (C) immediately above, after giving effect to the transactions contemplated to occur on or prior to the Closing Date (including, without limitation, the closing of the transactions contemplated by this Credit Agreement, all Credit Extensions hereunder and the repayment of Indebtedness under the Existing Credit Agreement) and including such accompanying calculations and detail as the Administrative Agent reasonably requests.

(b) Collateral. The Collateral Agent’s receipt of the following:

(i) Lien Priority. Evidence, including UCC, tax and judgment lien searches from the jurisdiction of formation and jurisdiction of the chief executive office in each case, of each Credit Party and, to the extent requested by the Administrative Agent, intellectual property searches, that none of the Property of the Credit Parties, including the Collateral, is subject to any Liens (in each case other than Permitted Liens);

(ii) UCC Financing Statements. Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Collateral;

(iii) Capital Stock. To the extent not already in the custody of the Administrative Agent or its agents, original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents and required to be delivered thereunder (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank; provided that with respect to the Capital Stock of any Subsidiary of the Borrower, the Administrative Agent may, in its sole discretion, provide a reasonable amount of time after the initial funding for the Borrower to deliver such original certificates; and

(iv) Filing Fees. Evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all applicable fees and taxes required for filing the UCC financing statements referred to above and taking such other action as is required to perfect the Collateral Agent’s Lien on the Collateral.

(c) Opinions of Counsel. The Administrative Agent’s receipt of an executed opinion of Carlton Fields, P.A., counsel to the Credit Parties, and of appropriate local counsel to certain of the Credit Parties, each dated as of the Closing Date, addressed to the Administrative Agent and the Lenders (and expressly permitting reliance by successors and permitted assigns of the Administrative Agent and the Lenders), and in each case reasonably satisfactory to the Lead Arrangers.

(d) Know Your Customer. The Borrower and each other Credit Party shall have provided to the Administrative Agent and the Lenders the documentation and other information reasonably necessary in order for the Administrative Agent and the Lenders to comply with their respective obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent such documentation and other information is requested by the Administrative Agent or a Lender at least five (5) days prior to the Closing Date.

(e) Projections. The Administrative Agent’s receipt of copies of projections prepared by management of the Borrower of balance sheets, income statements and cash flow statements for the Consolidated Group on a consolidated basis, for each fiscal year of the Borrower during the term of this Credit Agreement (which projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions the Borrower reasonably believed were fair in light of the conditions known to the Borrower to be existing at the time of delivery of such projections and are not inconsistent with information provided to the Lead Arrangers prior to the Closing Date).

(f) Consents. The Administrative Agent’s receipt of copies of any consents, licenses and approvals required in connection with the execution, delivery and performance by each Credit Party and the validity and enforceability against each Credit Party of the Credit Documents to which it is a party, which such consents, licenses and approvals shall be in full force and effect.

(g) Fees and Expenses. (i) All fees required to be paid on or before the Closing Date under each of the Fee Letters, and all reasonable and documented costs and expenses required to be paid on or before the Closing Date under any other Credit Document, shall have been paid, and (ii) unless waived by the Administrative Agent, the Borrower shall have paid all accrued reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent the Borrower has received invoices for such fees, charges and disbursements at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements of counsel as the Administrative Agent reasonably estimates it has incurred or will incur through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(h) Existing Credit Agreement. Evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to the Funding of Each Delayed Draw. The obligation of each Lender with a Term Loan Commitment to make its portion of any requested Term Loan hereunder is (in addition to the prior or concurrent satisfaction of the conditions in Section 5.01 and the satisfaction of the conditions in Section 5.03) subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent shall have received a certificate of the Borrower, signed by the chief financial officer or treasurer of the Borrower, certifying that as of the date of the requested Term Loan (after giving effect to the requested Term Loan, the incurrence of Indebtedness related thereto and the repayment of other Indebtedness on or prior to the date of such Term Loan) (i) the Borrower and its Subsidiaries are in pro forma compliance with the covenants in Section 8.10 and (ii) if the Senior Notes have not been redeemed in full and are not being redeemed in full using proceeds of the requested Term Loan, the Borrower and its Subsidiaries are in compliance with the terms of the Senior Notes and the Existing Indenture (in each case, with such accompanying calculations and detail as the Administrative Agent reasonably requests);

(b) (i) unless waived by the Administrative Agent, the Borrower shall have paid all accrued reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent Borrower has received invoices for such fees, charges and disbursements at least two (2)

Business Days prior to the date of the requested Term Loan (or, if notice of a request for a Term Loan is made less than three (3) Business Days prior to the date of making of such Term Loan, such invoice may be provided on the date of the requested Term Loan), plus such additional amounts of such reasonable fees, charges and disbursements of counsel as the Administrative Agent reasonably estimates it has incurred or will incur through the conclusion of proceedings relating to the requested Term Loan (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (ii) all accrued and unpaid Commitment Fees under Section 2.09(a)(ii)) shall have been paid; and

(c) solely with respect to a Term Loan Borrowing the proceeds of which will be used to redeem the Senior Notes in full, the Administrative Agent shall have received evidence (including, without limitation, any and all applicable termination documentation), in form and substance reasonably satisfactory to the Administrative Agent, that the Existing Indenture and all other documentation relating to the Senior Notes have been, or concurrently with the disbursement of requested Term Loans are being, terminated and all obligations thereunder (other than customary contingent indemnification and other similar obligations that by the express terms of the Existing Indenture or such termination documentation survive such redemption and termination) have been, or concurrently with such disbursement are being, released.

Each Request for a Term Loan submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a), (b) and, if applicable, (c) have been satisfied on and as of the date of the applicable Term Loan.

5.03 Conditions to All Credit Extensions. The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Credit Party contained in this Credit Agreement, the Pledge Agreement, the Notes, the Fee Letters or any other material Credit Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date (provided that representations and warranties that are qualified by any materiality or Material Adverse Effect standard shall be true and correct in all respects), and except that for purposes of this Section 5.03 from and after the date of any delivery of any financial statements pursuant to Section 7.01(a), the representations and warranties contained in Section 6.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and to the date of such financial statements.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable (other than in the case of an Existing Letter of Credit), the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e) Until the receipt by the Administrative Agent of evidence in form and substance satisfactory to the Administrative Agent that the Indebtedness under the Senior Notes and the Existing Indenture (or any applicable refinancing thereof) shall have been, or will be concurrently with the requested Credit Extension, repaid in full and all obligations of the Borrower and its Subsidiaries thereunder are terminated, the receipt by the Administrative Agent of evidence in form and substance satisfactory to it that the applicable requested Credit Extension complies with Section 2.01(h).

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power. Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; (c) result in the creation of any Lien (other than Permitted Liens); or (d) violate any Law applicable to such Credit Party and the relevant Credit Documents, except, in the case of clauses (b) or (d) of this Section 6.02 only, as would not reasonably be expected to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect, (b) filings to perfect security interests granted pursuant to the Credit Documents and (c) approvals, consents, exemptions, authorizations, or other actions, notices or filings the failure to procure which would not reasonably be expected to have a Material Adverse Effect).

6.04 Binding Effect. Each Credit Document has been duly executed and delivered by each Credit Party that is party hereto or thereto. Each Credit Document constitutes legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and implied covenants of good faith and fair dealing.

6.05 Financial Statements. (a) The audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2011 and the related consolidated statements of income or operations, shareholders’ equity (or invested equity) and cash flows for the year ending December 31, 2011, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated and, to the extent applicable, consolidating balance sheets of the Borrower and its Subsidiaries most recently delivered pursuant to Section 7.01(b), and the related consolidated and, to the extent applicable, consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. For the avoidance of doubt, the foregoing representation in this Section 6.05(b) shall not be deemed in effect until the date that the Borrower delivers the first quarterly financial statements required to be delivered following the Closing Date pursuant to Section 7.01(b).

6.06 No Material Adverse Effect. Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.08 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good and valid title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other material property, except as would not reasonably be expected to have a Material Adverse Effect, and the property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10 Taxes. Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect: (a) the Borrower and each of its Subsidiaries (i) has timely filed (or has had filed on its behalf) all Tax returns required to be filed and (ii) has paid prior to delinquency all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided, in accordance with GAAP, if such contest suspends enforcement or collection of the claim in question; (b) neither the Borrower nor any of its Subsidiaries is aware of any proposed or pending tax assessments, deficiencies or audits; and (c) neither the Borrower nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

6.11 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 431 of the Code or Sections 303 or 304 of ERISA has been made with respect to any Pension Plan or Multiemployer Plan except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA which in the case of clause (i) through (iii) above, would reasonably be expected to have a Material Adverse Effect.

6.12 Subsidiaries. Set forth on Schedule 6.12 is a list of all Subsidiaries of the Borrower as of the Closing Date, together with the jurisdiction of organization, classes of Capital Stock and ownership and ownership percentages of each such Subsidiary. Schedule 6.12 identifies the Subsidiaries that shall be parties to the Pledge Agreement. The outstanding Capital Stock of the Borrower and its Subsidiaries has been validly issued, is owned free of Liens (other than Permitted Liens), and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. The outstanding shares of Capital Stock of the Borrower and its Subsidiaries are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.12.

6.13 Margin Regulations; Investment Company Act.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be “margin stock” (within the meaning of Regulation U issued by the FRB);

(b) None of the Credit Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14 Disclosure. No written report, financial statement, certificate or other information (taken as a whole) furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided and as of the Closing Date; provided that, with respect to projected financial information and estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15 Compliance with Laws. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.16 Solvency. As of the Closing Date, the Borrower and its Subsidiaries on a consolidated basis are, and after giving effect to the transactions to occur on the Closing Date pursuant to, or in connection with the closing of, this Credit Agreement (including Credit Extensions made on the Closing Date hereunder and the repayment of Indebtedness under the Existing Credit Agreement) will be, Solvent.

6.17 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. As of the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.18 Environmental Compliance. The Borrower and its Subsidiaries are in compliance with existing Environmental Laws, except as such non-compliance would not reasonably be expected to have a Material Adverse Effect.

6.19 Pledge Agreement. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien other than Liens thereon permitted under subsections (d), (g), (m), (n) or (v) of Section 8.01 (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC) (to the extent perfection of a Lien in such Collateral can be obtained by filing UCC financing statements), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

6.20 OFAC. No Credit Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) to its knowledge is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Credit Extension, nor the proceeds from any Credit Extension, has been used or will be used, directly or indirectly, to lend, contribute, provide or otherwise fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction and who is the subject of any Sanctions.

6.21 Designation as Senior Debt. All Loan Obligations are “Senior Debt” (or such similar defined term) for purposes of all documentation governing Subordinated Debt.

ARTICLE VII AFFIRMATIVE COVENANTS

Until the Loan Obligations (other than contingent indemnification obligations not then due and payable) shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to:

7.01 Financial Statements. Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within ten (10) days of the date the Borrower is required to file its Form 10-K with the SEC and in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception, (ii) if otherwise prepared by the Borrower in the ordinary course of its business, an unaudited consolidating balance sheet of the Borrower (limited to the “HSN” and “Cornerstone” businesses) as at the end of such fiscal year, and a related unaudited consolidating statement of income or operations for such fiscal year, and (iii) if required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), an attestation report of such independent certified public accountant as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley;

(b) as soon as available, but in any event within ten (10) days of the date the Borrower is required to file its Form 10-Q with the SEC and in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and (ii) if otherwise prepared by the Borrower in the ordinary course of its business, a consolidating balance sheet of the Borrower (limited to the “HSN” and “Cornerstone” businesses) as at the end of such fiscal quarter, and the related consolidating statements of income or operations, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no more than sixty (60) days following the beginning of each fiscal year of the Borrower, annual budgets of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year of the Borrower which shall be prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such annual budget, and shall represent, at the time of delivery, the Borrower’s good faith estimate of the matters set forth therein.

As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a) within five (5) Business Days following the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default with respect to financial covenants or, if any such Default shall exist, stating the nature and status of such event (which may be limited to the extent consistent with industry practice or the policy of the accounting firm);

(b) within five (5) Business Days following each delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) commencing with the fiscal quarter ending June 30, 2012, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) setting forth a list of each Subject Disposition and Involuntary Disposition effected during the fiscal quarter or fiscal year, as the case may be, covered by such financial statements, to the extent the Net Cash Proceeds received in such Subject Disposition (or series of related Subject Dispositions) or Involuntary Disposition (or series of related Involuntary Dispositions) exceed $20,000,000 or the Net Cash Proceeds received in all Subject Dispositions or Involuntary Dispositions effected during such fiscal year exceeds $50,000,000 (or the elapsed portion of such fiscal year in the case of a Compliance Certificate relating to a fiscal quarter), and whether the Borrower and its Subsidiaries intend to reinvest the Net Cash Proceeds thereof or to use such Net Cash Proceeds to prepay the Loans;

(c) copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material financial statement or report furnished to any holder of material Indebtedness of any Credit Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(e) [Reserved];

(f) within 15 Business Days after the date of any Major Disposition, the Borrower shall notify the Administrative Agent thereof and whether and to what extent the Net Cash Proceeds received therefrom is intended to be used to reinvest or make prepayments pursuant to Section 2.06(b)(ii); and

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 7.01 or 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that the Borrower shall notify the Administrative Agent and each Lender (which may be by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (2) by marking the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, each Lead Arranger, each L/C Issuer and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (4) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

7.03 Notification. Promptly, and in any event within five days after any Responsible Officer of the Borrower or any Guarantor or any other material Subsidiary obtains knowledge thereof, notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any dispute, litigation, investigation, proceeding or suspension between the any Credit Party and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, including pursuant to any applicable Environmental Laws;

(c) the incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(b)(iii);

(d) at any time during a Collateral Release Period, any announcement by Moody’s or S&P of any change in or loss of, or any possible change in or loss of, the Moody’s Rating or the S&P Rating;

(e) any determination by the Borrower that any additional amount is payable pursuant to the last paragraph of the definition of “Applicable Percentage”; and

(f) any Investment or Restricted Payment permitted hereunder in an amount greater than $25,000,000, and for each such Investment or Restricted Payment greater than $25,000,000 and not prohibited hereunder in reliance upon the introductory language to Section 8.02 or Section 8.06, as applicable, the Borrower shall deliver to the Administrative Agent, prior to or concurrently with making such Investment or Restricted Payment, as the case may be, a certificate of a Responsible Officer as to the satisfaction of the requirements in clause (x) of the introductory language to Section 8.02 or Section 8.06, as applicable.

7.04 Preservation of Existence. Except as otherwise permitted hereunder, do all things necessary to preserve and keep in full force and effect (x) its existence and (y) its rights, franchises and authority, except (i) to the extent, in the case of clauses (x) (with respect to any Subsidiary only and not the Borrower) and (y), that the failure to do so would not have a

Material Adverse Effect, (ii) with respect to any Subsidiary only and not the Borrower, to the extent otherwise permitted by Section 8.04 hereof, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent such assets exceed estimated liabilities, are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiaries that are Guarantors may not be liquidated into Subsidiaries that are not Guarantors.

7.05 Payment of Taxes and Other Obligations.

(a) Pay and discharge (i) all Taxes imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent, (ii) all lawful claims (including claims for labor, material and supplies) that, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it becomes due, except in each case to the extent that the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; provided that no such Person shall be required to pay any amount that is being contested in good faith by appropriate proceedings and for which adequate reserves, determined in accordance with GAAP, have been established, if such contest suspends enforcement or collection of the claim in question.

(b) Timely and correctly file all Tax returns required to be filed by it, except for failures to file that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.06 Compliance with Law. Comply with the requirements of all applicable Laws of any Governmental Authority, breaches of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings diligently pursued.

7.07 Maintenance of Property. Maintain and preserve its material properties and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted.

7.08 Insurance. Maintain at all times in force and effect insurance in such amounts, covering such risks and liabilities as are customarily insured against by Persons engaged in the same or similar lines of business as the Borrower and with such deductibles or self-insurance retentions as determined by the Borrower in its reasonable business judgment. The insurance coverage for the Consolidated Group as of the Closing Date is described as to type and amount on Schedule 7.08.

7.09 Books and Records. Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.

7.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent or any Lender (in the case of such Lender, coordinated through the Administrative Agent) to (a) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (b) visit and inspect any of its properties and examine its corporate, financial and operating records, once per fiscal year of the Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any of its representatives or independent contractors or any Lender (in the case of such Lender, coordinated through the Administrative Agent) may do any of the foregoing at the expense of the Borrower at any time during normal business hours.

7.11 Use of Proceeds. Use the proceeds of:

(a) the Term Loans, at the Borrower’s option, (i) for working capital, capital expenditures and other general corporate purposes, (ii) to redeem in whole or in part the Indebtedness under the Senior Notes and the Existing Indenture, and (iii) to pay costs and expenses related to the closing of this Credit Agreement and the establishment of the credit facilities hereunder, the redemption of the Senior Notes (including the payment of premiums in connection with such redemption), the termination or amendment of the Existing Indenture and the other documentation related thereto and borrowings under the Term Loan Facility; and

(b) the Revolving Obligations, at the Borrower’s option, (i) for working capital, capital expenditures and general corporate purposes, (ii) to refinance the Indebtedness under the Existing Credit Agreement, and (iii) to pay costs and expenses related to the refinancing of the Indebtedness under the Existing Credit Agreement, the closing of this Credit Agreement and the establishment of the credit facilities hereunder, the redemption of the Senior Notes, the termination or amendment of the Existing Indenture and the other documentation related thereto, and the other transactions contemplated hereby;

in each case not in contravention of any Law or of any Credit Document.

7.12 Joinder of Subsidiaries as Guarantors. Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Domestic Subsidiary that is not a Guarantor (other than a non-Wholly Owned Subsidiary of the Borrower invested in pursuant to Section 8.02(k) unless such Subsidiary guarantees or provides Support Obligations in respect of any material Indebtedness (other than the Loan Obligations) of a Credit Party), and other than an Immaterial Subsidiary, which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto), and with respect to any such Subsidiary, within thirty (30) days (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the formation, acquisition or other receipt of interests thereof, cause the joinder of such Subsidiary as a Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organization Documents, take all actions necessary to create and perfect a security interest in the Capital Stock of such Subsidiary (and related assets) to the extent required by the Pledge Agreement and, if reasonably requested by the Administrative Agent, deliver favorable opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent in connection with such Subsidiary joining as a Guarantor hereunder. For the avoidance of doubt, if an Immaterial Subsidiary shall cease to constitute an Immaterial Subsidiary, such Subsidiary shall thereupon comply with the foregoing.

7.13 Pledge of Capital Stock. Except during a Collateral Release Period and except with respect to Excluded Property, pledge or cause to be pledged to the Collateral Agent to secure the Obligations: (a) one hundred percent (100%) of the issued and outstanding Capital Stock of each Domestic Subsidiary to the extent owned by a Credit Party within thirty (30) days (or up to ten (10) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests (or, in the case of Capital Stock that would constitute Excluded Property but for the obtaining of a consent to such pledge, the date of such consent) and (b) Capital Stock representing sixty-five percent (65%) (or if less, the full amount owned by such Subsidiary) of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary, within thirty (30) days (or up to twenty (20) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests (or, in the case of Capital Stock that would constitute Excluded Property but for the obtaining of a consent to such pledge, the date of such consent), in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with, if reasonably requested by the Administrative Agent, opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be required to deliver to the Collateral Agent opinions of foreign counsel or foreign-law pledge agreements with respect to the pledge of Capital Stock of any First-Tier Foreign Subsidiary or take any action to register or record such pledge outside the United States unless (i) an Event of Default has occurred and is continuing and (ii) the Administrative Agent shall have requested such foreign counsel opinions or foreign-law pledge agreements or actions. It is further understood and agreed that even if such foreign counsel opinions or foreign law pledge agreements are not required to be delivered to the Collateral Agent or actions to register a pledge are not required to be taken, in each case pursuant to the foregoing sentence, the Capital Stock of such First-Tier Foreign Subsidiary shall nevertheless constitute Collateral.

7.14 Further Assurances Regarding Collateral. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, except during a Collateral Release Period (a) correct any material defect or error relating to the granting or perfection of security interests that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) to the fullest extent permitted by applicable Law, subject the Capital Stock of any Subsidiary held by any Credit

Party to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Obligations the rights granted to the holders of the Obligations under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party or any Credit Party’s Subsidiaries is or is to be a party, and cause each of the Borrower’s Subsidiaries to do so.

7.15 Compliance With Environmental Laws. Comply with all applicable Environmental Laws, breaches of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

7.16 FCC Licenses. Cause each FCC License (other than two-way radio licenses) required for the Borrower and its Subsidiaries to conduct their businesses to be held by a License Subsidiary.

7.17 Post Closing Amendments to Organizational Documents. (a) Within thirty (30) days of the date of this Credit Agreement (or such longer time period as the Administrative Agent, in its sole discretion, shall consent to in writing), cause each Subsidiary (i) that is a limited liability company organized in the State of Delaware and (ii) the Capital Stock of which is pledged as Collateral pursuant to the Pledge Agreement to amend its Organization Documents to expressly provide, in accordance with the Delaware Limited Liability Company Act, that any Person that acquires such Capital Stock pursuant to the exercise of remedies under a pledge thereof shall receive all of the right, title and interest (economic and non-economic) in and to such Capital Stock and all rights, powers and benefits (including voting rights) incident thereto, each such amendment to be in form and substance reasonably satisfactory to the Administrative Agent, and (b) thereafter, cause the Organization Documents of each Subsidiary (i) that is a limited liability company organized in the State of Delaware and (ii) the Capital Stock of which is pledged as Collateral pursuant to the Pledge Agreement to at all times expressly provide, in accordance with the Delaware Limited Liability Company Act, that any Person that acquires such Capital Stock pursuant to the exercise of remedies under a pledge thereof shall receive all of the right, title and interest (economic and non-economic) in and to such Capital Stock and all rights, powers and benefits (including voting rights) incident thereto.

ARTICLE VIII NEGATIVE COVENANTS

Until the Loan Obligations (other than contingent indemnification obligations not then due and payable) shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will not, and will not permit any of its Subsidiaries to:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to the Credit Documents (other than Liens of the type described in Section 8.01(b));

(b) Liens under the Collateral Documents given to secure obligations under Swap Contracts between any Credit Party and any Hedge Bank, provided that such Swap Contracts are otherwise permitted under Section 8.03;

(c) Liens existing on the Closing Date and listed on Schedule 8.01, together with any extensions, replacements, modifications or renewals thereof; provided that (i) the Property covered thereby is not changed (but shall be permitted to apply to after acquired property affixed or incorporated into the property covered by such Lien and the proceeds and products of the foregoing), (ii) the principal amount secured thereby is not increased except as contemplated by Section 8.03(l), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(l);

(d) Liens for taxes, assessments or governmental charges or levies not yet due or to the extent non-payment thereof is permitted under Section 7.05;

(e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than 30 days, or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to a foreclosure, sale or loss proceeding on account thereof (other than a proceeding where foreclosure, sale or loss has been stayed));

(f) Liens incurred or deposits made by any member of the Consolidated Group in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, or (ii) to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 9.01(i);

(h) easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not materially detract from the value of the property subject thereto and do not, in the aggregate, interfere in any material respect with the ordinary course of business of the Borrower or its Subsidiaries;

(i) Liens on property of any Person securing purchase money and Sale and Leaseback Transaction Indebtedness (including capital leases and Synthetic Leases) of such

Person, in each case to the extent incurred under Section 8.03(c) (or any refinancing of such Indebtedness incurred under Section 8.03(l)); provided, that any such Lien attaches only to the Property financed or leased and such Lien attaches prior to, at the time of or within one hundred eighty (180) days after the later of the date of acquisition of such property or the date such Property is placed in service (or, in the case of Liens securing a refinancing of such Indebtedness pursuant to Section 8.03(l), any such Lien attaches only to the Property that was so financed with the proceeds of the Indebtedness so refinanced);

(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(k) any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Credit Agreement;

(l) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Investments permitted by Section 8.02 hereof;

(m) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions not securing Indebtedness;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens on Property securing obligations incurred under Section 8.03(h) (or any refinancing of such obligations incurred under Section 8.03(l)); provided that the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any Property other than the Property so acquired (or, in the case of Liens securing a refinancing of such obligations pursuant to Section 8.03(l), the Property that secured the obligations so refinanced);

(p) Other Liens, not securing Indebtedness, in an aggregate amount not to exceed $10,000,000;

(q) Liens in respect of any Indebtedness incurred by a Foreign Subsidiary to the extent such Liens extend only to the Property of the Foreign Subsidiary or Foreign Subsidiaries incurring such Indebtedness;

(r) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens on Property securing Indebtedness incurred under Section 8.03(j); provided that the Property encumbered by such Liens shall not extend to or include any Property of the type included, or required at any time (including in connection with a Collateral reinstatement upon a Collateral Trigger Event) to be included, in the Collateral (regardless of whether or not a Collateral Release Period is in effect);

(u) Liens on Property other than Collateral securing obligations incurred pursuant to Section 8.03(n);

(v) Liens on Capital Stock of any Subsidiary (other than a License Subsidiary) incurred or assumed at the time of consummation of an Acquisition that is consummated during a Collateral Release Period and Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

(w) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Borrower or a Subsidiary; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such bankers’ acceptance or bank guarantee to the extent permitted under Section 8.03;

(x) Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums; and

(y) Liens in favor of the Borrower or any Guarantor; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

provided that during a Collateral Release Period none of the foregoing provisions of this Section 8.01 (other than subsections (a), (b), (d), (g), (m), (n) or (v)) shall permit any Lien to exist on Capital Stock and related assets that constituted or would constitute Collateral immediately prior to the applicable Collateral Release Event.

8.02 Investments. Make or permit to exist any Investments if:

(x) after giving effect on a Pro Forma Basis to the Investment to be made (and any Indebtedness incurred in connection therewith), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of December 31, 2011), the Consolidated Total Leverage Ratio would be equal to or greater than 2.50:1.00; or

(y) a Default shall have occurred and be continuing or would exist after giving effect to the Investment to be made.

At any time that the Borrower and its Subsidiaries are unable to make or permit to exist an Investment as a result of their inability to satisfy the foregoing clauses (x) or (y) of this Section, the Borrower and its Subsidiaries may nevertheless make or permit to exist the following Investments:

(a) cash and Cash Equivalents of or to be owned by the Borrower or a Subsidiary;

(b) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.02 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of any Investment pursuant to this clause (b) is not increased at any time above the amount of such Investment existing on the Closing Date, unless such increase is permitted by any clause of this Section 8.02 (other than by this clause (b)), in which case the capacity of such other clause shall be reduced by such increase;

(c) to the extent not prohibited by applicable Law, advances to officers, directors, employees and consultants of the Borrower and Subsidiaries made for travel, entertainment, relocation and other ordinary business purposes in an aggregate amount not to exceed $5,000,000 at any time outstanding or in connection with such person’s purchase of equity of the Borrower;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers, clients, developers or purchasers or sellers of goods or services made in the ordinary course of business;

(e) except to the extent constituting an Acquisition, Investments by the Borrower and Domestic Subsidiaries in Domestic Credit Parties;

(f) Investments made or contractually committed to be made at a time when the provisions of clauses (x) and (y) above in this Section 8.02 were satisfied with respect to such Investment, and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of any such Investment is not increased at any time above the original amount of such Investment permitted by this clause (f) unless such increase is independently permitted by this Section 8.02 (it being understood that any increase that independently meets the requirements of this clause (f) may be permitted under this clause (f)), provided that with respect to any Investment to be made after the date of the contractual commitment therefor (A) such Investment must be made within 180 days after the date on which compliance with clauses (x) and (y) above in this Section 8.02 was determined, (B) no Event of Default shall have occurred and be continuing at the time such Investment is made (either before or after giving effect to such Investment), and (C) if at the time such Investment is made, such Investment would no longer satisfy the provisions of clause (x) above in this Section 8.02, the amount of such Investment shall constitute usage of the basket provided in clause (k) below, it being understood that any amount by which such Investment exceeds the amount permitted under clause (k) below shall still be permitted to be made and remain outstanding, and such excess shall not constitute a violation of this Section 8.02, but will constitute full usage of the basket provided in clause (k) below);

(g) Investments by Foreign Subsidiaries in any member of the Consolidated Group (including other Foreign Subsidiaries);

(h) Support Obligations permitted by Section 8.03;

(i) Investments comprised of Permitted Acquisitions;

(j) [Reserved];

(k) Investments in an amount not to exceed $100,000,000 in the aggregate outstanding at any time;

(l) Investments representing non-cash consideration received in connection with any Subject Disposition permitted pursuant to Section 8.05;

(m) [Reserved];

(n) Swap Contracts allowed by Section 8.03(d);

(o) Investments resulting from pledges and deposits under Section 8.01(f), (l) or (r);

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(r) any Investment procured solely in exchange for the issuance of Qualified Capital Stock; provided that as of the date of such Investment the aggregate amount of Qualified Capital Stock issued in exchange for all Investments made pursuant to this subsection (r) constitutes less than twenty percent (20%) (after giving effect to such issuance) of the aggregate issued and outstanding Qualified Capital Stock of the Borrower;

(s) Investments to the extent consisting of the redemption, purchase, repurchase or retirement of any common Capital Stock permitted under Section 8.06;

(t) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(u) Investments by Borrower and its Subsidiaries if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount to such Person under Section 8.06(f) (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under such clause for all purposes of the Credit Documents);

(v) guarantees by the Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(w) Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder; and

(x) Investments by the Borrower or any Guarantor in any Foreign Subsidiary consisting solely of (x) the contribution or other Disposition of Capital Stock or Indebtedness of any other Foreign Subsidiary held directly by the Borrower or such Guarantor in exchange for Indebtedness, Capital Stock (or additional share premium or paid in capital in respect of Capital Stock) or a combination thereof of the Foreign Subsidiary to which such contribution is made or (y) an exchange of Capital Stock of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary.

8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness existing or arising under this Credit Agreement and the other Credit Documents;

(b) the Existing Letters of Credit and Indebtedness (other than the Existing Letters of Credit) existing on the Closing Date set forth on Schedule 8.03;

(c) capital lease obligations and purchase money Indebtedness (including obligations in respect of capital leases) to finance the purchase or acquisition of fixed assets, at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(c)) not to exceed the greater of $50,000,000 and 1.0% of Consolidated Total Assets; provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(d) obligations under Swap Contracts entered into to manage existing or anticipated risks and not for speculative purposes;

(e) unsecured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02(e), (g) or (x);

(f) Subordinated Debt or unsecured Indebtedness of the Borrower to the extent (i) no Default has occurred and is continuing or would result from the incurrence thereof at such time; (ii) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of December 31, 2011), the Borrower would be in compliance with

Section 8.10 (and if the Indebtedness incurred is greater than $25,000,000, then the Borrower shall deliver a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (ii)); (iii) such Indebtedness does not mature or have any required payment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six months after the Final Maturity Date; and (iv) such Indebtedness has other customary market terms; provided that such Indebtedness may benefit from subordinated (in the case of Subordinated Debt) or unsecured guarantees from the Guarantors on the same basis as the Borrower has issued such Indebtedness, but may not be guaranteed by any Person that is not a Credit Party;

(g) [Reserved];

(h) Indebtedness acquired or assumed pursuant to an Acquisition in an aggregate principal amount at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(h)) not to exceed $35,000,000; provided that (a) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (b) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of December 31, 2011), the Borrower would be in compliance with Section 8.10;

(i) Indebtedness arising under any performance or surety bond, completion bond or similar obligation entered into in the ordinary course of business consistent with past practice;

(j) Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $100,000,000;

(k) Indebtedness (excluding guarantees by Subsidiaries) incurred under the Senior Notes and the Existing Indenture (including liabilities in connection with indemnification obligations thereunder) and (i) guarantees by the Guarantors of such Indebtedness and (ii) guarantees by Immaterial Subsidiaries of Indebtedness incurred under the Senior Notes and the Existing Indenture as in effect on the date of this Credit Agreement (without giving effect to any amendment, modification, restatement, renewal or replacement thereof or any substitution therefor);

(l) any refinancing of Indebtedness incurred pursuant to Section 8.03(b), (c), (f), (h), (j) or (k) so long as (i) if the Indebtedness being refinanced is Subordinated Debt, then such refinancing Indebtedness shall be at least as subordinated in right of payment and otherwise to the Obligations as the Indebtedness being refinanced, (ii) the principal amount of the refinancing Indebtedness is not greater than the principal amount of the Indebtedness being refinanced, together with any premium paid, and accrued interest and reasonable fees in connection therewith thereon and reasonable costs and expenses incurred in connection therewith, (iii) the final maturity and Weighted Average Life to Maturity of the refinancing Indebtedness is not earlier or shorter, as the case may be, than the Indebtedness being refinanced, (iv) no Subsidiary (other than a Credit Party) that is not an obligor with respect the Indebtedness to be refinanced shall be an obligor with respect to the refinancing Indebtedness and (v) the material terms (other than as to interest rate, which shall be on then market terms) of the refinancing Indebtedness taken as a whole are at least as favorable to the Consolidated Group and the Lenders as under the Indebtedness being refinanced;

(m) overdrafts paid within 5 Business Days;

(n) Indebtedness in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) in the ordinary course of business; provided that the aggregate stated amount of any such trade letters of credit, warehouse receipts or similar instruments shall not exceed, as of the date of issuance, amendment or extension thereof, $75,000,000;

(o) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(r) [Reserved];

(s) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation, indemnification, adjustment of purchase or acquisition price or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder (including by virtue of the introductory language of Section 8.02);

(t) all premium (if any), interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above; and

(u) Support Obligations by any member of the Consolidated Group in respect of Indebtedness incurred under subsections (a), (b), (c), (d), (e), (f), (h), (i), (j), (l), (m), (n), (o), (p), (q), (s) and (t) of this Section 8.03 (in each case subject to any applicable conditions with respect to such Supporting Obligations contained in such subsections), solely to the extent such member of the Consolidated Group would have itself been able to originally incur such Indebtedness.

8.04 Mergers and Dissolutions.

(a) Enter into a transaction of merger or consolidation, except that:

(i) a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with the Borrower or another Domestic Subsidiary of the Borrower; provided that if the Borrower is a party to such transaction, the Borrower shall be the surviving Person; provided, further that if the Borrower is not a party to such transaction but a Guarantor is, such Guarantor shall be the surviving Person or the surviving Person shall become a Guarantor immediately upon the consummation of such transaction;

(ii) a Foreign Subsidiary may be party to a transaction of merger or consolidation with the Borrower or a Subsidiary of the Borrower; provided that (A) if the Borrower is a party thereto, it shall be the surviving entity, (B) if a Domestic Subsidiary (other than an Immaterial Subsidiary) is a party thereto, it shall be the surviving Person and the Borrower and its Subsidiaries shall be in compliance with Section 7.12, and (C) if a Foreign Subsidiary is a party thereto and a Domestic Subsidiary (other than an Immaterial Subsidiary) is not a party thereto, the surviving entity shall be a Foreign Subsidiary or an Immaterial Subsidiary and the Borrower and its Subsidiaries shall be in compliance with the requirements of Section 7.13;

(iii) a Subsidiary may enter into a transaction of merger or consolidation in connection with a Subject Disposition effected pursuant to Section 8.05, so long as no more assets are Disposed of as a result of or in connection with any transaction undertaken pursuant to this clause (iii) than would otherwise have been allowed pursuant to Section 8.05;

(iv) [Reserved]; and

(v) the Borrower or any Subsidiary may merge with any other Person in connection with an Investment permitted pursuant to Section 8.02 so long as, in the case of a merger not involving the Borrower, the continuing or surviving Person shall be a Subsidiary, which shall be a Guarantor if the merging Subsidiary was a Guarantor and which together with each of its Subsidiaries shall have complied with the requirements of Section 7.12; provided, that following any such merger or consolidation involving the Borrower, the Borrower is the surviving Person.

(b) Dissolve, liquidate or wind up its affairs except for the dissolution, liquidation or winding up of affairs (i) of a Subsidiary that is not a Credit Party, (ii) of any Subsidiary that is a Credit Party, so long as in connection therewith the assets of such Subsidiary are transferred to another Credit Party, or (iii) in connection with a transaction permitted by Section 8.04(a)(i).

8.05 Dispositions. Make any Subject Disposition or Specified Intercompany Transfer, unless (a) in the case of a Subject Disposition only, at least seventy-five percent (75%) of the consideration received from each such Subject Disposition is cash or Cash Equivalents, (b) such Subject Disposition or Specified Intercompany Transfer is made at fair market value and (c) the aggregate amount of Property so Disposed (valued at fair market value thereof) in all Subject Dispositions and Specified Intercompany Transfers in any fiscal year of the Borrower does not exceed $75,000,000; provided that any amount not used in any such fiscal year may be carried forward and used in the two immediately succeeding fiscal years of the Borrower (but no other fiscal years); and provided further that Subject Dispositions or Specified Intercompany Transfers where the amount of Property involved (valued at fair market value thereof) does not exceed $10,000,000 shall not be subject to the restrictions and limitations in clause (a) of this Section.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment if:

(x) after giving pro forma effect to the Restricted Payment to be made (and any Indebtedness incurred in connection therewith) as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of December 31, 2011), the Consolidated Total Leverage Ratio would be equal to or greater than 2.50:1.00; or

(y) a Default shall have occurred and be continuing or would exist after giving effect to the Restricted Payment to be made.

At any time that the Borrower and its Subsidiaries are unable to declare or make a Restricted Payment as a result of their inability to satisfy clause (x) of this Section, the Borrower and its Subsidiaries may nevertheless declare or make the following Restricted Payments:

(a) each Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary, or in the case of a Subsidiary that is not a Wholly Owned Subsidiary, to each equity holder of such Subsidiary on a pro rata basis (or on more favorable terms from the perspective of the Borrower and its Wholly Owned Subsidiaries), based on their relative ownership interests or, solely to the extent required by Law and involving de minimis amounts, on a non-pro rata basis to such equity holders;

(b) the Borrower may pay, prepay or redeem the Indebtedness under the Senior Notes and the Existing Indenture;

(c) any refinancing permitted pursuant to Section 8.03(l) shall be permitted;

(d) [Reserved];

(e) [Reserved];

(f) the Borrower may make Restricted Payments in an amount not to exceed $100,000,000 in the aggregate during the term of this Credit Agreement;

(g) [Reserved];

(h) the Borrower may purchase, redeem or otherwise acquire shares of its common Capital Stock with the proceeds received from the substantially concurrent issue of new shares of its common Capital Stock;

(i) prepayments or repayments of intercompany Indebtedness otherwise permitted hereunder and owing from (i) a Credit Party to another Credit Party, (ii) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party, or (iii) a Subsidiary that is not a Credit Party to a Credit Party; and

(j) repurchases of Capital Stock deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units if such Capital Stock represents the exercise price of such options or warrants or represents withholding taxes due upon such exercise or vesting.

8.07 Change in Nature of Business. Engage in any material line of business other than a Permitted Business.

8.08 Change in Accounting Practices or Fiscal Year. Change its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year of the Borrower or any Subsidiary.

8.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than between or among (x) the Borrower and/or one or more Guarantors or (y) one or more Subsidiaries of the Borrower that are not Guarantors), whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable in all material respects to the Borrower or the applicable Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) Restricted Payments permitted by Section 8.06 (other than Section 8.06(c)), (iii) Investments permitted by Section 8.02(c), (g), (u) or (x) or, to the extent that such transaction is with a Person that becomes an Affiliate of the Borrower or a Subsidiary solely as a result of such transaction, any transaction pursuant to Section 8.02(i) or (k) and (iv) pursuant to agreements and arrangements in existence as of the Closing Date and identified on Schedule 8.09.

8.10 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.00:1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00:1.00.

8.11 Limitation on Subsidiary Distributions. Directly or indirectly, create or otherwise cause or suffer to exist or become effective (a) any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (ii) make loans or advances to the Borrower or any Subsidiary or guarantee the Indebtedness of the Borrower or (iii) transfer any of its properties to the Borrower or any Subsidiary, (b) any encumbrance or restriction on the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, or (c) any Contractual Obligation that requires the grant of a Lien to secure an obligation of the Borrower or any Subsidiary if a Lien is granted to secure another obligation of such Person, except for such encumbrances and restrictions existing under or by reason of (1) applicable Law; (2) this Credit Agreement and the other Credit Documents; (3) the Senior Notes and the Existing Indenture; (4) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (5) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (6) any holder of a Lien permitted by Section 8.01 restricting the transfer of the property subject thereto; (7) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale; (8) without affecting the Credit Parties’ obligations under Sections 7.12 or 7.13, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (9) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (10) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition pursuant to Section 8.03(h), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (11) in the case of any Subsidiary that is not a Wholly Owned Subsidiary in respect of any matters referred to in clauses (a)(ii) and (a)(iii) above, restrictions in such person’s Organization Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity; (12) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 8.03, (13) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.03(f) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Notes as in effect on the Closing Date; (14) customary net worth provisions contained in real property leases entered into by the Borrower or any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; (15) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (16) restrictions in agreements representing Indebtedness permitted under Section 8.03 of a Subsidiary of the Borrower that is not a Guarantor; (17) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (18) any encumbrances or restrictions imposed by any refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to above; provided that such refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided that, notwithstanding anything to the contrary in this Section, neither the Borrower nor any of its Subsidiaries shall at any time (including during a Collateral Release Period) create, incur, assume, or permit or suffer to exist any restriction on the granting of Liens in favor of the Administrative Agent on assets of the type that are, or would (upon a Collateral Trigger Event or otherwise) constitute, Collateral under any Collateral Document in effect immediately prior to any Collateral Release Event.

8.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.13 Amendments to Organization Documents. With respect to each Credit Party, amend, modify or change its Organization Documents in any material respect if such amendment, modification or change is less favorable in any material respect to the Administrative Agent or the Lenders than the terms thereof on the Closing Date.

8.14 Amendments to Other Indebtedness. Amend or modify any of the terms or provisions of the Senior Notes, the Existing Indenture, any Subordinated Debt, any other Indebtedness incurred pursuant to Section 8.03(f) or (j) or any Indebtedness that refinances or replaces any of the foregoing, in each case in any respect which would materially and adversely affect the rights or interests of the Administrative Agent or any Lender hereunder.

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any regularly accruing fee due hereunder or any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.11, 11.22(b) or Article VIII or, with respect to the existence of the Borrower only, Section 7.04; or

(c) Other Defaults. The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) calendar days after the earlier of (i) the Borrower knows such failure has occurred or (ii) written notice to the defaulting party or the Borrower by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false in any material respect (or, to the extent that any such representation, warranty, certification or statement is modified by any materiality or Material Adverse Effect standard, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any member of the Consolidated Group (A) fails (beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created) to make any payment when due (whether by scheduled maturity, interest, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder or Indebtedness under Swap Contracts) having a principal amount (with principal amount for the purposes of this clause (e) including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), when taken together with the principal amount of all other Indebtedness and Support Obligations as to which any such failure has occurred, exceeding $35,000,000 or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded, which has an unpaid principal amount, when taken together with the unpaid principal amounts of all other Indebtedness and Support Obligations as to which any such failure or event has occurred, exceeding $35,000,000; or (ii) there occurs under any Swap Contract an “early termination date” (or term of similar import) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the “defaulting party” (or term of similar import) or (B) any “termination event” (or term of similar import) under such Swap Contract as to which the Borrower or any Subsidiary is an “affected party” (or term of similar import) and, when taken together with all other Swap Contracts as to which events of default or events referred to in the immediately preceding clauses (A) or (B) are applicable, the Swap Termination Value owed by the Borrower and its Subsidiaries exceeds $35,000,000; or

(f) Insolvency Proceedings, Etc. The Borrower, any Guarantor or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Change of Control. There shall have occurred a Change of Control of the Borrower; or

(h) Inability to Pay Debts; Attachment. The Borrower, any Guarantor or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against any member of the Consolidated Group (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or otherwise discharged), or (ii) any one or more non-monetary final judgments that cause or constitute, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000, or (ii) a Credit Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000; or

(k) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Loan Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 5.01, 7.13 or 7.14 shall for any reason cease to create a valid and perfected first priority Lien to the extent required by the Collateral Documents (subject to Liens permitted by subsections (d), (g), (m), (n) or (v) of Section 8.01) on Collateral that is purported to be covered thereby (other than by reason of (w) the express release thereof pursuant to Section 10.10, (x) the operation of Section 11.22(a) (but subject to Section 11.22(b)), (y) the failure of the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Collateral Agent to timely file Uniform Commercial Code continuation statements).

9.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of the Lenders and the obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it or to the Lenders or the L/C Issuers under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (h), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Commitment Fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and each L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Hedge Bank, to the extent such Swap Contract is permitted hereunder and (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, ratably among such parties in proportion to the respective amounts described in this clause Fifth issued by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03 and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be. Each Treasury Management Bank or Hedge Bank not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X AGENTS

10.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and authorizes each of the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender (including in its capacities as a potential Hedge Bank and a potential Treasury Management Bank) and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Collateral Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article

X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” (or any other similar term) herein or in any other Credit Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent and Collateral Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Collateral Agent” as used in this Article X included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

10.02 Rights as a Lender. Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of its or their Affiliates in any capacity.

Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower, a Lender or a L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.04 Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, each of the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as the case may be. The Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of the Administrative Agent or the Collateral Agent.

(a) Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, each L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower, if required) and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and (unless an Event of Default has occurred and is continuing) the Borrower) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders with the consent of the Borrower (provided no such consent shall be required if an Event of Default has occurred and is continuing) may, to the extent permitted by applicable Law, by notice in writing to such Person remove such Person as Administrative Agent and, with the Borrower’s approval (unless an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as the case may be, on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as the case may be, is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent, as the case may be (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Administrative Agent or Collateral Agent, as the case may be.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as a L/C Issuer and Swingline Lender. If Bank of America resigns as a L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, Collateral Agent, any other L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, Collateral Agent, any other L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties. Anything herein to the contrary notwithstanding, none of the “Syndication Agents,” “Documentation Agents,” “Joint Lead Arrangers” and “Joint Book Managers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or a L/C Issuer hereunder.

10.09 Administrative Agent or Collateral Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent or Collateral Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Collateral Agent and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent or the Collateral Agent, as the case may be, and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent or the Collateral Agent, as the case may be, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or the Collateral Agent, as the case may be, and its agents and counsel, and any other amounts due to such Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent or Collateral Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

The Credit Parties, the Lenders and the L/C Issuers hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Laws in any other jurisdictions to which a Credit Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

10.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Treasury Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a) to release any Guarantor from its obligations under the Collateral Documents and the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or if the conditions set forth in clause (b)(i) below are satisfied;

(b) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not then due and payable, (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) and the expiration or termination of all Letters of Credit (or if any Letters of Credit shall remain outstanding, upon (x) the Cash Collateralization of the Outstanding Amount of Letters of Credit on terms satisfactory to the Administrative Agent and the applicable L/C Issuer (if other than the Administrative Agent) or (y) the receipt by the applicable L/C Issuer of a backstop letter of credit on terms satisfactory to the Administrative Agent and the applicable L/C Issuer (if other than the Administrative Agent)), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Credit Document (other than any such sale or disposition to another Credit Party), (iii) as required by Section 11.22(a) or (iv) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent and the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent and the Collateral Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent or the Collateral Agent, as the case may be, will at the Borrower’s expense execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 10.10. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 Treasury Management Agreements and Swap Contracts. Except as otherwise expressly set forth herein or in any Collateral Document, no Treasury Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedge Agreements in the case of the termination of the Aggregate Commitments, payment in full of the Obligations (other than contingent indemnification obligations not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made).

ARTICLE XI MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01 (other than (g)(ii)) without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, amend Section 2.01(h) or waive any condition set forth in Sections 5.02 or 5.03 as to any Credit Extension under the Revolving Commitments or the Term Loan Commitments without the written consent of the Required Revolving Lenders or the Required Term Lenders, respectively;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender, it being understood that a waiver of an Event of Default or a mandatory reduction of Commitments shall not be considered an increase in Commitments;

(d) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(g) amend the definition of “Alternative Currency” without the written consent of each Lender responsible for making Loans in such Alternative Currency or the definition of “Approved Currency” without the written consent of each Lender;

(h) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than pursuant to Section 11.22), except to the extent the release of any Collateral is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Credit Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document; and (v) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary contained in this Section 11.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Credit Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Credit Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Credit Document, (b) the Borrower and the Administrative Agent and/or the Collateral Agent shall have the right to amend any Credit Document without notice to or consent of any other person to the extent described in the last paragraph of each of Sections 2.01(f) and (g) and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender or all Lenders or each affected Lender under a Facility may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Revolving Lenders or each affected Revolving Lender, or all Term Lenders or each affected Term Lender, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Credit Party, the Administrative Agent, a L/C Issuer as of the Closing Date or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 and if to a L/C Issuer appointed after the Closing Date pursuant to a notice provided in accordance with Section 2.03(g) the address, facsimile number, electronic mail address or telephone number of such additional L/C Issuer specified in such notice; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, any L/C Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent (A) to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return e-mail or other written acknowledgement) and (B) by facsimile shall be deemed received upon the sender’s receipt of a notice of the successful transmission of such facsimile or upon the recipient’s knowledge of receipt of such facsimile, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s, the Collateral Agent’s or the

Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Credit Party or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Requests for Credit Extension) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, L/C Issuer, Swingline Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and each L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as the case may be) hereunder and under the other Credit Documents, (b) each L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, Bank of America and MLPFS), in connection with the administration, syndication and closing of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer), and all fees and time charges for attorneys who may be employees of the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent (and any sub-agents thereof), each Lender, each Lead Arranger and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including any settlement costs and, subject to the last sentence of this Section 11.04(b), the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, the Borrower’s indemnification obligations under this Section 11.04(b) with respect to fees, charges and disbursements of counsel for any Indemnitee shall be limited to the reasonable and documented fees, charges and disbursements of (1) one outside counsel for the Administrative Agent and the Lead Arrangers, taken together; (2) one additional outside counsel for the Lenders and the L/C Issuers, taken together; (3) one local or foreign counsel in each relevant jurisdiction, as determined by the Administrative Agent; (4) any special or regulatory counsel deemed necessary by any Indemnitee in its reasonable discretion; and (5) in the case of an actual or perceived conflict of interest with respect to any of the counsel identified in clauses (1) through (4) above, one additional counsel to each group of affected persons similarly situated, taken as a whole.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by it to the Administrative Agent or the Collateral Agent, as the case may be, (or any sub-agent thereof) any L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, (or any such sub-agent), a L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each such Lender’s Commitments and share of the Loan Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on each such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, as the case may be (or any such sub-agent), such L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent, as the case may be (or any such sub-agent), any L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, on behalf of itself and its Subsidiaries, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the Collateral Agent, any L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender

exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Credit Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Term Loan Commitment and/or the Revolving Loans or Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) in the case of Revolving Commitments and Revolving Loans, $5,000,000, and (B) in the case of Term Loan Commitments and Term Loans, $1,000,000, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Term Loan Commitment or a Revolving Commitment, respectively, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each L/C Issuer and the Swingline Lender shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 to be paid by the assignor or assignee (except in the case of an assignment at the request of the Borrower pursuant to Section 11.13); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or (D) with respect to an assignment under the Revolving Credit Facility, to any Person that, through its Lending Offices, is not capable of lending in the applicable Alternative Currencies.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office (which shall be in the United States for purposes of this Section 11.06(c)) a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by each of the Borrower, any L/C Issuer and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under subsection (b) of this Section and (B)

shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swingline Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or Swingline Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, (i) such L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) such Swingline Lender may, upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swingline Lender as L/C Issuer or Swingline Lender, as the case may be. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to

Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or the order of any court or administrative agency (including by any subpoena or similar legal process), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(f) or (g) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or such L/C Issuer or the respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Credit Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), and each Lender agrees so to assign and delegate such interests, rights and obligations in the event it is the subject of an action permitted by the Borrower under this Section 11.13, provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE OTHER PARTIES HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW

YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE COLLATERAL IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.17 Designation as Senior Debt.

All Loan Obligations shall be designated as “Senior Indebtedness” (or such similar defined term) for purposes of all documentation governing Subordinated Debt.

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Agents and the Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agents and the other Lead Arrangers, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) no Agent or Lead Arranger has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agents and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, each other Credit Party and their respective Affiliates, and no Agent or any Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against any Agent or Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Certain FCC Matters. Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Obligations, the parties hereby acknowledge that any security interest in the Collateral granted hereunder, or in any other Credit Document, to the extent it relates to any of the FCC Licenses, is granted only to the extent permitted by applicable Law.

Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts or other documents relating to the Obligations, no action shall be taken hereunder or thereunder by the Administrative Agent, Collateral Agent or any Lender with respect to any item of Collateral subject to restrictions under Communications Law unless and until all applicable requirements (if any) of the FCC under the Communications Laws, as well as any other federal, state or local laws, rules and regulations of other regulatory or governmental bodies applicable to or having jurisdiction over the Borrower or applicable Guarantor have been satisfied with respect to such action and there shall have been obtained such consents, approvals and authorizations (if any) as may be required to be obtained from the FCC and any other Governmental Authority under the terms of any FCC License or similar operating right held by the Borrower or any Guarantor. Without limiting the generality of the foregoing, the Administrative Agent, the Collateral Agent and the Lenders hereby agree that (a) voting and consensual rights in the ownership interests of any Credit Party holding or controlling any FCC Licenses will remain with the holders of such voting and consensual rights upon and following the occurrence of an Event of Default unless and until any required prior approvals of the FCC to the transfer of such voting and consensual rights shall have been obtained, (b) upon the occurrence of any Event of Default and foreclosure of such interests the Administrative Agent or Collateral Agent, as the case may be, shall determine whether there may be a private or public sale of such interests, and (c) prior to the exercise of such voting or consensual rights by the purchaser at any such sale, the prior consent of the FCC pursuant to 47 U.S.C. §310(d) shall be obtained if required. It is the intention of the parties hereto that the Liens in favor of the Administrative Agent on the Collateral shall in all relevant aspects be subject to and governed by such statutes, rules and regulations and that nothing in this Credit Agreement shall be construed to diminish the control exercised by the Borrower or any Guarantor except in accordance with the provisions of such statutory requirements, rules and regulations. The Borrower and each Guarantor agree that, if an Event of Default shall have occurred and be continuing, upon request from time to time by the Administrative Agent or the Collateral Agent, the Borrower or such Guarantor will use its reasonable best efforts to obtain any governmental, regulatory or third party consents, approvals or authorizations referred to in this Section 11.19, which such efforts shall include, without limitation, the preparation, execution and filing with the FCC of (or causing to be prepared, signed and filed with the FCC) any applications for consent to the assignment of any FCC Licenses, or to the transfer of control of the Borrower or any Guarantor holding or controlling any FCC Licenses, required to be signed by the Borrower or such Guarantor which are, in the Administrative Agent’s or Collateral Agent’s reasonable determination, necessary, appropriate or desirable under the FCC’s rules and regulations for approval of any sale or transfer of any of the voting or consensual rights or the assets of the Borrower or any Guarantor holding or controlling any FCC Licenses, or any transfer of control in respect of any FCC License held or controlled by the Borrower or any Guarantor.

11.20 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the

Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent, any L/C Issuer or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from such Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such L/C Issuer or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, such L/C Issuer or such Lender in such currency, the Administrative Agent, such L/C Issuer or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable Law).

11.22 Release and Reinstatement of Collateral.

(a) Notwithstanding anything to the contrary herein or in any other Credit Document (but subject to clause (b) below in this Section), if at any time after the Closing Date (including after a Collateral Trigger Event shall have previously occurred) there occurs a Collateral Release Event, all Collateral (other than Cash Collateral) shall, upon the occurrence of such Collateral Release Event, be deemed automatically released from the Liens granted thereon in favor of the Collateral Agent pursuant to the Credit Documents, without further action. In connection with the foregoing, the Collateral Agent shall, at the sole cost and expense of the Borrower, promptly take such actions as are reasonably requested by the Borrower to evidence such release. For the avoidance of doubt, all of the Collateral described in the Collateral Documents shall remain “Collateral,” as that term is defined herein, for purposes of the representations, warranties and covenants in the Credit Documents (other than representations, warranties and covenants pertaining to the maintenance of valid, perfected Liens on the Collateral) while any Collateral Release Period is in effect.

(b) Notwithstanding clause (a) above, if at any time during a Collateral Release Period a Collateral Trigger Event occurs, the Collateral Release Period shall automatically expire and all of the Liens granted under the Credit Documents to the Collateral Agent, for the benefit of the holders of the Obligations, on the Collateral described therein shall be automatically reinstated upon the occurrence of such Collateral Trigger Event. In connection with the foregoing, the Credit Parties shall promptly take such actions as are required under Section 7.13, under the Collateral Documents and as are otherwise reasonably requested by the Collateral Agent to provide the Collateral Agent, for the benefit of the holders of the Obligations, with valid, perfected, first-priority Liens (subject to Liens permitted by subsections (d), (g), (m), (n) or (v) of Section 8.01) on the Collateral described in the Collateral Documents within thirty (30) days of the occurrence of such Collateral Trigger Event (which thirty (30) day period may be extended by the Administrative Agent in its sole discretion).

11.23 ENTIRE AGREEMENT. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

HSN, INC., as Borrower

By:	/s/ Arthur Singleton
Name:	Arthur Singleton
Title:	Vice President and Treasurer

BALLARD DESIGNS, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

CHASING FIREFLIES, LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

CINMAR, LLC as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Assistant Secretary

CORNERSTONE BRANDS, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

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CORNERSTONE SERVICES, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

FRONTGATE MARKETING, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Assistant Secretary

GARNET HILL, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

HSN CATALOG SERVICES, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Secretary

HSN FULFILLMENT LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Secretary

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HSN, Inc. Credit Agreement (2012)

HSN IMPROVEMENTS, LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Secretary

HSN INTERACTIVE LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Secretary

HSN REALTY LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Secretary

HSNI, LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Executive Vice President, General Counsel and Secretary

INGENIOUS DESIGNS LLC, as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Secretary

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HSN, Inc. Credit Agreement (2012)

NLG MERGER CORP., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Executive Vice President, General Counsel and Assistant Secretary

THE CORNERSTONE BRANDS GROUP, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

THE CORNERSTONE HOLDINGS GROUP, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

THE TERRITORY AHEAD, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

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HSN, Inc. Credit Agreement (2012)

TRAVELSMITH OUTFITTERS, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President, General Counsel and Assistant Secretary

VENTANA TELEVISION HOLDINGS, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Assistant Secretary

VENTANA TELEVISION, INC., as Guarantor

By:	/s/ Gregory J. Henchel
Name:	Gregory J. Henchel
Title:	Vice President and Assistant Secretary

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HSN, Inc. Credit Agreement (2012)

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent,

By:	/s/ Maurice Washington
Name:	Maurice Washington
Title:	Vice President

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HSN, Inc. Credit Agreement (2012)

BANK OF AMERICA, N.A., as a L/C Issuer, Swingline Lender and Lender

By:	/s/ Jay D. Marquis
Name:	Jay D. Marquis
Title:	Director

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HSN, Inc. Credit Agreement (2012)

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a L/C Issuer and Lender

By:	/s/ Anthony A. Eastman
Name:	Anthony A. Eastman
Title:	Underwriter

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HSN, Inc. Credit Agreement (2012)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a L/C Issuer and Lender

By:	/s/ Lynn E. Culbreath
Name:	Lynn E. Culbreath
Title:	Senior Vice President

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HSN, Inc. Credit Agreement (2012)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

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HSN, Inc. Credit Agreement (2012)

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Anthony D. Nigro
Name:	Anthony D. Nigro
Title:	Senior Vice President

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HSN, Inc. Credit Agreement (2012)

REGIONS BANK, as a Lender

By:	/s/ Greg Hoerbelt
Name:	Greg Hoerbelt
Title:	Senior Vice President

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HSN, Inc. Credit Agreement (2012)

UNION BANK, N.A., as a Lender

By:	/s/ Justin Brauer
Name:	Justin Brauer
Title:	Vice President

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HSN, Inc. Credit Agreement (2012)

FIFTH THIRD BANK, an Ohio Banking Corporation, as a Lender

By:	/s/ John A. Marian
Name:	John A. Marian
Title:	Vice President

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HSN, Inc. Credit Agreement (2012)

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

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HSN, Inc. Credit Agreement (2012)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gregory D. Knudsen
Name:	Gregory D. Knudsen
Title:	Senior Vice President

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HSN, Inc. Credit Agreement (2012)

BMO HARRIS FINANCING, INC, as a Lender

By:	/s/ Robert H. Wolohan
Name:	Robert H. Wolohan
Title:	Vice President

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HSN, Inc. Credit Agreement (2012)

COMERICA BANK, as a Lender

By:	/s/ Gerald R. Finney, Jr.
Name:	Gerald R. Finney, Jr.
Title:	Vice President

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HSN, Inc. Credit Agreement (2012)